Exhibit (a)(1)(A)
QUIKSILVER, INC.
April 19, 2010

OFFER TO EXCHANGE
CERTAIN STOCK OPTIONS FOR
NEW STOCK OPTIONS
This offer to exchange and your withdrawal rights will expire at
5:00 p.m., Pacific Time, on May 17, 2010, unless extended.

     Quiksilver, Inc., a Delaware corporation (“us,” “we,” “Quiksilver” or the “Company”), by this Offer to Exchange Certain Stock Options for New Stock Options (the “Exchange Offer”), is offering to our eligible optionees the opportunity to voluntarily exchange eligible stock options for a lesser amount of new stock options with a lower exercise price.
     You are an “eligible optionee” if you are:
•	A U.S. or international employee or consultant who holds eligible stock options;

•	Employed by or providing services to the Company on the date the Exchange Offer commences and remain employed or continue providing services to the Company through the expiration of the Exchange Offer;

•	Eligible to participate in the Quiksilver, Inc. Amended and Restated 2000 Stock Incentive Plan (the “2000 Plan”); and

•	Not an executive officer or member of the Board of Directors of the Company.
     Although we intend to include all international employees and consultants, we may exclude otherwise eligible optionees located outside the United States if we determine that extending the Exchange Offer in a particular jurisdiction would have tax, regulatory or other implications that are inconsistent with our compensation policies and practices. We reserve the right to withdraw the Exchange Offer in any jurisdiction. If we withdraw the Exchange Offer in a particular jurisdiction, the Exchange Offer will not be made to, nor will surrenders of eligible stock options be accepted from or on behalf of, employees or consultants in that jurisdiction.
     If you are an eligible optionee and your Company stock options meet the following criteria, then they are “eligible stock options” that you may elect to exchange in the Exchange Offer:
•	The exercise price of your stock options is greater than $7.71, which approximates the higher of the 52-week high trading price of our common stock as reported by the New York Stock Exchange and 150% of the current trading price (each measured from the date immediately preceding the commencement date of the Exchange Offer); and

•	Your stock options were granted prior to October 19, 2008.
     For purposes of the Exchange Offer, the term “stock option” generally refers to an option to purchase one share of our common stock.

     If you choose to participate in the Exchange Offer and surrender eligible stock options for exchange, and if we accept your surrendered eligible stock options, you will receive new stock options that will have substantially the same terms and conditions as the eligible stock options you surrendered, except that:
•	You will receive a lesser amount of new stock options. The number of new stock options will be determined using an exchange ratio designed to result in a fair value, using standard valuation techniques, of the new stock options being approximately equal to the fair value of the stock options that are surrendered for exchange.

•	The exercise price for the new stock options will be equal to the closing price of Quiksilver common stock on the date the new stock options are granted (expected to be the next business day after the expiration of the Exchange Offer) as reported on the New York Stock Exchange. The Company expects the exercise price for the new stock options to be lower than the exercise price of the stock options that will be surrendered for exchange.

•	Except for new stock options granted to eligible optionees residing in France, Germany, Spain, Switzerland or the United Kingdom, the new stock options will vest (i) in a single installment 12 months after the new stock option is granted if it is granted in exchange for a vested stock option and (ii) in two equal annual installments beginning 12 months after the new stock option is granted if it is granted in exchange for an unvested stock option, in each case so long as the eligible optionee continues to be employed by or provide services to the Company through such date or dates. For eligible optionees residing in France, Germany, Spain, Switzerland or the United Kingdom, all new stock options will be subject to cliff vesting on the four-year anniversary of the grant date, so long as the eligible optionee continues to be employed by or provide services to the Company through such date.

•	Unlike other stock options granted by Quiksilver, which generally have ten-year terms, the new stock options will have a term of five years from the new stock option grant date, unless you reside in France, Germany, Spain, Switzerland or the United Kingdom. If you reside in France, Germany, Spain, Switzerland or the United Kingdom, your new stock options will have a term of seven years.
     For purposes of the Exchange Offer, references to eligible optionees residing in “Europe” mean those eligible optionees residing in France, Germany, Spain, Switzerland or the United Kingdom.
     Participation in the Exchange Offer is completely voluntary. Eligible optionees will be permitted to exchange eligible stock options for new stock options on a grant-by-grant basis, subject to the terms set forth below. Eligible stock options properly surrendered in the Exchange Offer and accepted by us for exchange will be cancelled on the day that the Exchange Offer expires and the new stock options will be granted as of the business day following the expiration date of the Exchange Offer. If you choose not to participate in the Exchange Offer, you will continue to hold your eligible stock options on the same terms and conditions under which they were originally granted.
     See the section entitled Risk Factors for a discussion of risks and uncertainties that you should consider before surrendering your eligible stock options for exchange in the Exchange Offer.
     Shares of Quiksilver common stock are listed on the New York Stock Exchange under the symbol “ZQK.” On April 16, 2010, the closing price of Quiksilver common stock on the New York Stock Exchange was $5.14 per share. The current market price of our common stock, however, is not necessarily indicative of future stock prices, and we cannot predict what the closing price of our common stock will be on the date the new stock options are granted. We recommend that you obtain current market quotations for our common stock before deciding whether to participate in the Exchange Offer.
     We are making the Exchange Offer upon the terms and conditions described in this Offer to Exchange document and in the related documents referred to in this document. The Exchange Offer is not conditioned on a minimum number of eligible stock options being surrendered for exchange or a minimum number of eligible optionees participating.
     If you wish to surrender any of your eligible stock options for exchange in the Exchange Offer, you must complete and sign the Election Form e-mailed or mailed to you along with this Offer to Exchange document in accordance with its instructions and mail, fax, e-mail or otherwise deliver it and any other required documentation to us at Quiksilver, Inc., 15202 Graham Street, Huntington Beach, California 92649 (Attn: Franco Trani), facsimile number (714) 889-5685, e-mail address stock.admin@quiksilver.com. We must receive your Election Form in Huntington Beach, California by 5:00 p.m., Pacific Time, on May 17, 2010, unless the Exchange Offer is extended by the Company. Late forms will not be accepted. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Election Form by the deadline.
     If you have questions about the Exchange Offer or have requests for assistance (including requests for additional copies of this Offer to Exchange document, the Election Form or other documents relating to the Exchange Offer), please contact Franco Trani, by e-mail at stock.admin@quiksilver.com, or by telephone at (714) 889-7113.
IMPORTANT
     Although our Board of Directors has approved the Exchange Offer, consummation of the Exchange Offer is subject to, and conditioned on, the conditions described in The Exchange Offer — Section 6, Conditions of the Exchange Offer. Neither we nor our Board of Directors will make any recommendation as to whether you should exchange, or refrain from exchanging, any or all of your eligible stock options for new stock options in the Exchange Offer. You must make your own decision on whether to surrender your eligible stock options for exchange after taking into account your own personal circumstances or preferences. If you hold eligible stock options and are subject to taxation in a country other than the United States, please refer to the Schedules attached to this Offer to Exchange document for further details regarding tax consequences and other issues for international eligible optionees. You are encouraged to consult your personal outside advisor(s) as you deem appropriate if you have questions about your financial or tax situation as it relates to the Exchange Offer.
     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE OR FOREIGN SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO EXCHANGE DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
     WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY REPRESENTATION ON OUR BEHALF AS TO WHETHER YOU SHOULD EXCHANGE YOUR ELIGIBLE STOCK OPTIONS IN THE EXCHANGE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS OFFER TO EXCHANGE DOCUMENT OR IN THE RELATED DOCUMENTS. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY OTHER INFORMATION, YOU SHOULD NOT RELY ON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.
     Hong Kong. This Offer to Exchange document, the Exchange Offer, the new stock options and any shares issued at exercise of the new stock options do not constitute a public offering of securities under Hong Kong law and are available only to eligible optionees. The Exchange Offer and the 2000 Plan have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong, nor have the documents been reviewed by any regulatory authority in Hong Kong. If you are in doubt about any of the contents of the Exchange Offer or the 2000 Plan, you should obtain independent professional advice.

SUMMARY TERM SHEET — QUESTIONS AND ANSWERS
     The following questions and answers were prepared to address common questions that you may have about the Exchange Offer. We encourage you to carefully read the rest of this Offer to Exchange document and the other related documents referred to in this document. Where appropriate, we have included references to the relevant numbered sections of The Exchange Offer portion of this Offer to Exchange document and to other portions of the document where you can find a more complete description of the topics in this summary.
Index to Questions and Answers

No.	Question	Page
Q1	Why is Quiksilver making the Exchange Offer?	2
Q2	Who is eligible to participate in the Exchange Offer?	2
Q3	Which stock options are eligible for exchange in the Exchange Offer?	2
Q4	Are there any differences between the new stock options and the eligible stock options that may be surrendered in the Exchange Offer?	2
Q5	What are the conditions of the Exchange Offer?	3
Q6	What will be the exercise price per share of the new stock options?	3
Q7	If I elect to participate and my surrendered eligible stock options are accepted, when will I receive my new stock options?	3
Q8	When will the new stock options vest?	4
Q9	What if I elect to participate in the Exchange Offer and then leave Quiksilver before the date the new stock options are granted?	4
Q10	What if I elect to participate in the Exchange Offer and then leave Quiksilver after the new stock options are granted?	4
Q11	What does it mean to exchange on a “grant-by-grant” basis?	4
Q12	If I elect to participate and my surrendered stock options are accepted, how many new stock options will I receive in exchange?	5
Q13	Can I exchange a portion of an eligible stock option grant?	5
Q14	What if I have more than one eligible stock option grant?	5
Q15	Why isn’t the exchange ratio simply one-for-one?	5
Q16	When will my new stock options expire?	6
Q17	Must I participate in the Exchange Offer?	6
Q18	How should I decide whether to exchange my eligible stock options for new stock options?	6
Q19	Why can’t Quiksilver just grant eligible optionees additional stock options?	6
Q20	How do I find out how many eligible stock options I have and what their exercise prices are?	6
Q21	Can I exchange stock options that I have already fully exercised?	6
Q22	Can I exchange the remaining portion of an eligible stock option grant that I have already partially exercised?	6
Q23	What if I am on an authorized leave of absence?	7
Q24	Will I owe taxes if I participate in the Exchange Offer?	7
Q25	What happens if, after the grant date of the new stock options, my new stock options end up being underwater again?	7
Q26	What happens to eligible stock options that I choose not to surrender or that are not accepted for exchange in the Exchange Offer?	7
Q27	If I surrender eligible stock options in the Exchange Offer, will I be required to give up all of my rights under the surrendered eligible stock options?	7
Q28	How long do I have to decide whether to participate in the Exchange Offer?	7
Q29	How do I participate in the Exchange Offer?	8
Q30	When and how can I withdraw previously surrendered eligible stock options?	8
Q31	How will I know if my Election Form has been received?	8
Q32	What will happen if I do not submit my Election Form by the deadline?	9
Q33	What if I have questions regarding the Exchange Offer, or if I need additional copies of this Offer to Exchange document or any documents attached or referred to in this document?	9

Q1 Why is Quiksilver making the Exchange Offer?
     We believe that an effective and competitive incentive program for our employees and consultants is imperative for the success of our business. We rely on our experienced and productive employees and consultants and their efforts to help us achieve our business objectives. At Quiksilver, stock options constitute a key component of our incentive and retention programs because we believe that equity compensation encourages employees and consultants to act like owners of the business, motivating them to work toward our success and rewarding their contributions by allowing them to benefit from increases in the value of our shares.
     Due to the significant decline of our stock price during the last few years, many of our employees and consultants now hold stock options with exercise prices significantly higher than the current market price of our common stock. For example, the closing price of our common stock on the New York Stock Exchange on April 16, 2010 was $5.14, whereas the weighted average exercise price of outstanding eligible stock options was $12.44. As of April 16, 2010, all of the proposed exchange eligible stock options were “underwater” (meaning the exercise prices of the stock options were greater than our then-current stock outstanding price). Although we continue to believe that stock options are an important component of our employees’ and consultants’ total compensation, many of these individuals view their existing stock options as having little or no value due to the significant difference between the exercise prices and the current market price of our common stock. As a result, these stock options are ineffective at providing the incentives and retention value that we believe are necessary to motivate and retain our employees and consultants.
     See Section 2, Purpose of the Exchange Offer, for more information.
Q2 Who is eligible to participate in the Exchange Offer?
     The exchange program will be open to all U.S. and international employees and consultants who hold eligible stock options, except as described below. Although we intend to include all employees and consultants located outside the United States, we may exclude employees and consultants if extending the Exchange Offer in a particular jurisdiction would have tax, regulatory or other implications that are inconsistent with our compensation policies and practices. We reserve the right to withdraw the Exchange Offer in any such jurisdiction. If we withdraw the Exchange Offer in a particular jurisdiction, the Exchange Offer will not be made to, nor will surrenders of eligible stock options be accepted from or on behalf of, employees or consultants in that jurisdiction. To be eligible, an individual must be eligible to participate in the 2000 Plan and must be employed by or providing services to the Company on the date the Exchange Offer commences and must remain employed by or providing services to the Company through the expiration of the Exchange Offer. The Exchange Offer will not be open to our Board of Directors or our executive officers.
     See Section 1, Eligible Stock Options; Eligible Optionees; Expiration Date, for more information.
Q3 Which stock options are eligible for exchange in the Exchange Offer?
     To be eligible for exchange in the Exchange Offer, a stock option must (a) have an exercise price greater than $7.71, which approximates the higher of the 52-week high trading price of our common stock as reported by the New York Stock Exchange and 150% of the current trading price (each measured from the date immediately preceding the commencement date of the Exchange Offer), and (b) have been granted prior to October 19, 2008.
     See Section 1, Eligible Stock Options; Eligible Optionees; Expiration Date, for more information.

Q4	Are there any differences between the new stock options and the eligible stock options that may be surrendered in the Exchange Offer?
     If you choose to participate in the Exchange Offer and surrender eligible stock options for exchange, and if we accept your surrendered eligible stock options, you will receive new stock options that will have substantially the same terms and conditions as the eligible stock options you surrendered, except that:

•	You will receive a lesser amount of new stock options. The number of new stock options will be determined using an exchange ratio designed to result in a fair value, using standard valuation techniques, of the new stock options being approximately equal to the fair value of the stock options that are surrendered for exchange.

•	The exercise price for the new stock options will be equal to the closing price of Quiksilver common stock on the date the new stock options are granted (expected to be the next business day after the expiration of the Exchange Offer) as reported on the New York Stock Exchange. We expect the exercise price for the new stock options to be lower than the exercise price of the stock options that will be surrendered for exchange.

•	Except for new stock options granted to eligible optionees residing in Europe, the new stock options will vest (i) in a single installment 12 months after the new stock option is granted if it is granted in exchange for a vested stock option and (ii) in two equal annual installments beginning 12 months after the new stock option is granted if it is granted in exchange for an unvested stock option, in each case so long as the eligible optionee continues to be employed by or provide services to the Company through such date or dates. For eligible optionees residing in Europe, all new stock options will be subject to cliff vesting on the four-year anniversary of the grant date, so long as the eligible optionee continues to be employed by or provide services to the Company through such date.

•	Unlike other stock options granted by Quiksilver, which generally have ten-year terms, the new stock options will have a term of five years from the new stock option grant date, unless you reside in Europe. If you reside in Europe, your new stock options will have a term of seven years.
     See Section 1, Eligible Stock Options; Eligible Optionees; Expiration Date, for more information.
Q5 What are the conditions of the Exchange Offer?
     The Exchange Offer is subject to a number of conditions with regard to events that could occur prior to the expiration of the Exchange Offer and which are more fully described in Section 6, Conditions of the Exchange Offer. The Exchange Offer is not conditioned upon a minimum number of eligible stock options being surrendered for exchange or a minimum number of eligible optionees participating. If any of the events described in Section 6 occur, we may terminate, extend or amend the Exchange Offer at any time prior to the expiration of the Exchange Offer.
Q6 What will be the exercise price per share of the new stock options?
     All new stock options will be granted with an exercise price equal to the closing price of Quiksilver common stock on the new stock option grant date (expected to be the next business day after the expiration of the Exchange Offer) as reported by the New York Stock Exchange.

Q7	If I elect to participate and my surrendered eligible stock options are accepted, when will I receive my new stock options?
     We expect to cancel all properly surrendered eligible stock options on the same day that the Exchange Offer expires. We also expect that the grant date of the new stock options will be the next business day after the expiration of the Exchange Offer. The scheduled expiration date of the Exchange Offer is Monday, May 17, 2010, and we expect to accept and cancel all properly surrendered eligible stock options on that day. We expect that the new stock option grant date will be Tuesday, May 18, 2010. If the expiration date of the Exchange Offer is extended, then the cancellation date and the new stock option grant date will be similarly extended. New stock option agreements governing the terms of the new stock options will be provided to you as soon as reasonably practicable following the new stock option grant date.
     See Section 3, Procedures for Surrendering Eligible Stock Options.

Q8 When will the new stock options vest?
     Should you elect to participate in the Exchange Offer, your surrendered eligible stock options will be exchanged for new stock options that will be subject to a new vesting schedule. Unless you reside in Europe, the new stock options granted in the Exchange Offer will vest (i) in a single installment 12 months after the new stock option is granted if it is granted in exchange for a vested option and (ii) in two equal annual installments beginning 12 months after the new stock option is granted if it is granted in exchange for an unvested stock option, in each case so long as you continue to be employed by or provide services to the Company through such date or dates. If you reside in Europe, all new stock options will be subject to cliff vesting on the four-year anniversary of the grant date, so long as you continue to be employed by or provide services to the Company through such date. Below is an example that assumes the Exchange Offer expires on May 17, 2010, the eligible optionee is in the United States, and the new stock option grant date is May 18, 2010:

		Original Vesting
Original Grant	Current Vested	Date of Eligible	Vesting Date
Date of Eligible	Percent (as of	Stock Options	of New
Stock Options	April 19, 2010)	(100% Vested)	Stock Options
Oct. 1, 2006	100%	Oct. 1, 2009	100% on May 18, 2011

Oct. 1, 2007	67%	Oct. 1, 2010	83% on May 18, 2011
			17% on May 18, 2012

Oct. 1, 2008	33%	Oct. 1, 2011	67% on May 18, 2011
			33% on May 18, 2012

Q9	What if I elect to participate in the Exchange Offer and then leave Quiksilver before the date the new stock options are granted?
     If you elect to participate in the Exchange Offer and you cease to provide services to Quiksilver for any reason before the new stock option grant date, your exchange election will be cancelled and you will not receive new stock options. If this occurs, no changes will be made to the terms of your current stock options, and these stock options will be treated as if you had declined to participate in the Exchange Offer. In that case, generally, you may exercise your existing stock options for a limited time after you cease to provide services to Quiksilver to the extent they are vested and in accordance with the terms and conditions of your existing stock options.
     Nothing in the Exchange Offer should be construed to confer upon you the right to remain an employee or service provider of Quiksilver or one of our subsidiaries. The terms of your employment or service arrangement with us remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain employed or a service provider until the new stock option grant date or thereafter.

Q10	What if I elect to participate in the Exchange Offer and then leave Quiksilver after the new stock options are granted?
     If you elect to participate in the Exchange Offer and surrender eligible stock options for exchange, and if we accept your surrendered eligible stock options, your new stock options will be granted on the new stock option grant date. If your employment terminates or you cease to provide services to Quiksilver for any reason after the new stock option grant date, the terms and conditions of any new stock options granted in the Exchange Offer will apply.
Q11 What does it mean to exchange on a “grant-by-grant” basis?
     Eligible stock options will be surrendered on a grant-by-grant basis in exchange for a lesser amount of new stock options with a lower exercise price. Generally, when we grant stock options, the stock option “grant” will have more than one underlying stock option. For example, an individual might receive a stock option grant with 100 underlying stock options. All 100 stock options would have been granted on the same date with the same exercise price. When we state that eligible optionees will be permitted to exchange eligible stock options for new stock options on a grant-by-grant basis, that means that you can elect to exchange either all or none of the underlying stock options of a particular grant. Using the example of a stock option grant with 100 underlying stock options, assuming the stock options were eligible stock options and still outstanding, you could elect to surrender the entire stock option grant (i.e., all 100 stock options) in exchange for a grant with a lesser amount of new stock options and with a lower exercise price.

Q12	If I elect to participate and my surrendered eligible stock options are accepted, how many new stock options will I receive in exchange?
     The number of new stock options that you receive will depend on the exercise price(s) of your surrendered eligible stock options and the applicable exchange ratios, as shown in the table below. The exchange ratios were designed to result in a fair value of the new stock options that is approximately equal to the fair value of the stock options that are surrendered. Quiksilver used a standard valuation model to determine the actual exchange ratios. If, after the exchange of eligible stock options in any particular stock option grant, you would be left with a fractional stock option, we will round such fractional stock option to the nearest whole stock option (greater than or equal to 0.5 is rounded up to the nearest whole stock option and less than 0.5 is rounded down to the nearest whole stock option). Based on this rounding convention, you will not be able to surrender for exchange any otherwise eligible stock option grant that does not have sufficient underlying stock options to result in at least 0.5 new stock options after the exchange (which would be rounded up to one whole new stock option).
     Note that the exchange ratios apply to each of your stock option grants separately. This means that the various stock option grants you have received may be subject to different exchange ratios.

If the Per Share Exercise Price of an	The Exchange Ratio Is
Eligible Stock Option Grant Is	(Eligible Stock Options to New Stock Options)
$7.72 to $10.64	1.5-to-1
$10.65 and above	2.0-to-1
Q13 Can I exchange a portion of an eligible stock option grant?
     No. Eligible optionees will be permitted to exchange eligible stock options for new stock options on a grant-by-grant basis. No partial exchanges of a stock option grant will be permitted. If you elect to exchange an eligible stock option grant, you must exchange all of the outstanding (i.e., unexercised) stock options underlying that particular stock option grant. If you attempt to exchange a portion but not all of the underlying stock options of an eligible stock option grant, your Election Form will be rejected.
     For example, if you have an eligible stock option grant with 100 underlying stock options, you can elect to exchange all or none of the 100 stock options. However, you cannot elect to exchange only a portion of the 100 underlying stock options.
Q14 What if I have more than one eligible stock option grant?
     Eligible optionees will be permitted to exchange eligible stock options for new stock options on a grant-by-grant basis. This means that if you have more than one eligible stock option grant, you may elect to surrender the eligible stock options from one stock option grant and not another. For example, if you have two eligible stock option grants, one with 100 underlying stock options and another with 50 underlying stock options, you may elect to exchange just the stock option grant with 100 underlying stock options, just the stock option grant with 50 underlying stock options, or both stock option grants.

Q15 Why isn’t the exchange ratio simply one-for-one?
     We believe the exchange ratios must balance the interests of both our eligible optionees and our stockholders, and as a result, we have designed it to be “value for value.” This means that, in the aggregate, the fair value of the stock options being exchanged is approximately equal to the fair value of the new stock options being granted. Under our option pricing model described above, this requires that more stock options be surrendered than granted in the exchange.
Q16 When will my new stock options expire?
     Unless you reside in Europe, new stock options will have a term of five years instead of the typical ten-year term of the currently outstanding stock options. If you reside in Europe, your new stock options will have a term of seven years. For example, if you are in the United States and your new stock options are granted on May 18, 2010, you will have until May 18, 2015 to exercise your new stock options (assuming you remain employed or provide services to the Company through that period).
Q17 Must I participate in the Exchange Offer?
     No. Participation in the Exchange Offer is completely voluntary. If you choose not to participate, you will keep all of your currently outstanding stock options, including stock options eligible for the Exchange Offer, and you will not receive new stock options in the Exchange Offer. No changes will be made to the terms of your current stock options if you decline to participate. If you decide not to surrender any of your eligible stock options for exchange in the Exchange Offer, you do not need to do anything.
Q18 How should I decide whether to exchange my eligible stock options for new stock options?
     We are providing as much information as possible to assist you in making your own informed decision. You are encouraged to seek further advice from your tax, financial and legal advisors. No one from Quiksilver is, or will be, authorized to provide you with advice, recommendations or additional information in this regard.
     Please also review the section entitled Risk Factors for a discussion of the risks of participating in the Exchange Offer.
Q19 Why can’t Quiksilver just grant eligible optionees additional stock options?
     We designed the Exchange Offer to avoid the potential dilution in ownership to our stockholders that would result if we granted eligible optionees additional stock options to supplement their underwater stock options. Granting more stock options would increase the number of outstanding stock options relative to our outstanding shares of common stock (sometimes called “overhang”), which we do not believe would be in the best interests of our stockholders. In addition, issuing new stock options without cancelling any previously granted stock options would increase our operating expenses, as we would need to expense both the new stock options and the previously granted stock options. This would decrease our reported earnings and could negatively impact our stock price.

Q20	How do I find out how many eligible stock options I have and what their exercise prices are?
     Your eligible stock options and their respective exercise prices are set forth in the Election Form included in the materials e-mailed or mailed to you along with this Offer to Exchange document. For additional information about the eligible stock options you hold, please contact Franco Trani, by e-mail at stock.admin@quiksilver.com, or by telephone at (714) 889-7113.
Q21 Can I exchange stock options that I have already fully exercised?
     No. The Exchange Offer only applies to outstanding Quiksilver stock options that are eligible under the Exchange Offer. You will not be able to exchange shares of Quiksilver stock that you own outright.

Q22	Can I exchange the remaining portion of an eligible stock option grant that I have already partially exercised?
     Yes. If you previously exercised an eligible stock option grant in part, the remaining outstanding (i.e., unexercised) portion of the eligible stock option grant can be exchanged in the Exchange Offer.
Q23 What if I am on an authorized leave of absence?
     Any eligible optionees who are on an authorized leave of absence will be able to participate in the Exchange Offer. If you surrender your eligible stock options and you are on an authorized leave of absence on the new stock option grant date, you will be entitled to receive new stock options on the new stock option grant date as long as all other eligibility requirements are still met.
Q24 Will I owe taxes if I participate in the Exchange Offer?
     Generally, for U.S. federal income tax purposes, we believe the exchange of eligible stock options for new stock options pursuant to the Exchange Offer should be treated as a nontaxable exchange and that no income should be recognized upon the grant of the new stock options. The tax consequences for participating non-U.S. eligible optionees may differ from the U.S. federal income tax consequences and, in some instances, are not entirely certain. We have provided additional information about the tax consequences applicable in countries outside the United States in which eligible optionees reside in the Schedules attached to this Offer to Exchange document. We encourage all eligible optionees who are considering exchanging their eligible stock options pursuant to the Exchange Offer to consult with their own tax advisors with respect to the federal, state, local and foreign tax consequences of participating in the Exchange Offer.
     See Section 13, Material U.S. Federal Income Tax Consequences, for more information.

Q25	What happens if, after the grant date of the new stock options, my new stock options end up being underwater again?
     The Exchange Offer is a one-time opportunity and is not expected to be offered again. We can provide no assurance as to the price of our common stock at any time in the future.

Q26	What happens to eligible stock options that I choose not to surrender or that are not accepted for exchange in the Exchange Offer?
     The Exchange Offer will have no effect on eligible stock options that you choose not to surrender or on eligible stock options that are not accepted for exchange in the Exchange Offer.

Q27	If I surrender eligible stock options in the Exchange Offer, will I be required to give up all of my rights under the surrendered eligible stock options?
     Yes. On the expiration of the Exchange Offer, any stock options you surrender in exchange for new stock options that we accept for exchange will be cancelled, and you will no longer have any rights under those surrendered eligible stock options.
Q28 How long do I have to decide whether to participate in the Exchange Offer?
     The Exchange Offer expires at 5:00 p.m., Pacific Time, on May 17, 2010. No exceptions will be made to the deadline, unless we extend it. Although we do not currently intend to do so, we may, in our sole discretion, extend the expiration date of the Exchange Offer at any time. If we extend the Exchange Offer, we will publicly announce the extension and the new expiration date no later than 6:00 a.m., Pacific Time, on the next business day after the last previously scheduled or announced expiration date. If the expiration date of the Exchange Offer is extended, then the cancellation date and the new stock option grant date will be similarly extended.

     See Section 14, Extension of the Exchange Offer; Termination; Amendment, for more information.
Q29 How do I participate in the Exchange Offer?
     If you are an eligible optionee and you wish to surrender any of your eligible stock options for exchange in the Exchange Offer, you must sign and complete the Election Form included in the materials e-mailed or mailed to you with this Offer to Exchange document so that we receive it before the expiration deadline of 5:00 p.m., Pacific Time, on May 17, 2010 (or such later date as may apply if the Exchange Offer is extended). You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Election Form by the deadline.
     You do not need to return your stock option agreement(s) relating to any surrendered eligible stock options, as they will be cancelled automatically if we accept your eligible stock options for exchange.
     Your eligible stock options will not be considered surrendered until we receive your properly submitted Election Form. Your properly submitted Election Form must be received before 5:00 p.m., Pacific Time, on May 17, 2010 (or such later date as may apply if the Exchange Offer is extended). If you miss the deadline or submit an Election Form that is not properly signed and completed as of the deadline, you will not be permitted to participate in the Exchange Offer. You are responsible for making sure that the Election Form is properly completed and received by us by the deadline.
     We reserve the right to reject any or all surrenders of eligible stock options that we determine are not in appropriate form or that we determine would be unlawful to accept. Subject to our rights to extend, terminate and amend the Exchange Offer, we expect to accept all properly surrendered eligible stock options on May 17, 2010 (or such later date as may apply if the Exchange Offer is extended).
     See Section 3, Procedures for Surrendering Eligible Stock Options, for more information.
Q30 When and how can I withdraw previously surrendered eligible stock options?
     If you elect to surrender eligible stock options and later change your mind, you may withdraw your surrendered eligible stock options by submitting a new properly completed and signed Election Form before the Exchange Offer expires. To withdraw your properly submitted election, submit a new Election Form that is marked “No” with respect to the eligible stock options you no longer wish to exchange. We must receive your withdrawal Election Form before the expiration deadline of 5:00 p.m., Pacific Time, on May 17, 2010 (or such later date as may apply if the Exchange Offer is extended). You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your withdrawal election by the deadline. The last valid Election Form received prior to 5:00 p.m., Pacific Time, on the expiration date of this Exchange Offer shall control.
     Once you have withdrawn eligible stock options, you may again surrender such options only by following the procedures for properly surrendering eligible stock options as discussed in Question 29.
     If you miss the deadline for notifying us of your withdrawal election but remain an eligible optionee, any previously surrendered eligible stock options will be cancelled and exchanged pursuant to the Exchange Offer.
     See Section 4, Withdrawal Rights, for more information.
Q31 How will I know if my Election Form has been received?
     We will e-mail or mail (at our election) you confirmation of receipt of your Election Form shortly after it is received. However, it is your responsibility to ensure that we receive your Election Form prior to the expiration of the Exchange Offer.

Q32 What will happen if I do not submit my Election Form by the deadline?
     If we do not receive your election to surrender eligible stock options for exchange before the Exchange Offer expires, then all of your eligible stock options will remain outstanding at their original exercise price and subject to their original terms. We are under no obligation to contact you to confirm your election not to participate.
Q33 What if I have questions regarding the Exchange Offer, or if I need additional copies of this Offer to Exchange document or any documents attached or referred to in this document?
     If you have questions regarding the Exchange Offer or have requests for assistance (including requests for additional copies of this Offer to Exchange document, your Election Form or other documents relating to the Exchange Offer), please contact Franco Trani, by e-mail at stock.admin@quiksilver.com, or by telephone at (714) 889-7113.

RISK FACTORS
     Participating in the Exchange Offer involves a number of risks and uncertainties, including those described below. You should carefully consider these risks and uncertainties, and you are encouraged to consult your tax, financial and legal advisors before deciding to participate in the Exchange Offer.
Risks Related to the Exchange Offer
     If you exchange eligible stock options for new stock options in the Exchange Offer and your employment or service with us terminates before the new stock options fully vest, you will forfeit any unvested portion of your new stock options.
     If you elect to participate in the Exchange Offer, the new stock options will have a new vesting schedule. Unless you reside in Europe, the new stock options will vest (i) in a single installment 12 months after the new stock option is granted if it is granted in exchange for a vested option and (ii) in two equal annual installments beginning 12 months after the new stock option is granted if it is granted in exchange for an unvested stock option, in each case so long as you continue to be employed by or provide services to the Company through such date or dates. If you reside in Europe, all new stock options will be subject to cliff vesting on the four-year anniversary of the grant date, so long as you continue to be employed by or provide services to the Company through such date. Generally, if your employment or service with us terminates, your new stock options will cease vesting, and any unvested portion of your new stock options will be cancelled as of your separation date. Accordingly, if you exchange eligible stock options for new stock options in the Exchange Offer and your employment or service with us terminates before the new stock options fully vest, you will forfeit any unvested portion of your new stock options even if the eligible stock options surrendered in the Exchange Offer were vested at the time of the exchange.
     Nothing in the Exchange Offer should be construed to confer upon you the right to remain an employee or service provider of Quiksilver or one of our subsidiaries. The terms of your employment or service arrangement with us remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain employed or a service provider until the new stock option grant date or thereafter.
If the price of our common stock increases over time, the value of the new stock options that you receive in the Exchange Offer may ultimately be less than the value of the eligible stock options that you surrendered in the exchange.
     We have designed the Exchange Offer to make the granting of the new stock options approximately accounting expense neutral to Quiksilver. The exchange ratios being used in the Exchange Offer are designed to result in the fair value, using standard valuation techniques, of the new stock options being approximately equal to the fair value of the eligible stock options being surrendered for exchange (based on valuation assumptions made when the Exchange Offer commences). As a result, you will be issued a lesser amount of new stock options than the eligible stock options you surrender for exchange.
     Because you will receive a lesser amount of new stock options in the Exchange Offer than the eligible stock options you surrender for exchange, it is possible that, at some point in the future, your surrendered eligible stock options would have been economically more valuable than the new stock options granted in the Exchange Offer. For example, assume, for illustrative purposes only, that you surrender 1,500 eligible stock options with an exercise price of $9.00 per share, that you receive a grant of 1,000 new stock options and the exercise price of the new stock options is $5.75 per share, and two years after the new stock option grant date the price of our common stock had increased to $16.00 per share. Under this example, if you had kept your surrendered eligible stock options and sold all 1,500 of the underlying shares at $16.00 per share, you would have realized a pre-tax gain of $10,500 (i.e., 1,500 options multiplied by the $7.00 difference between the $16.00 market price and the $9.00 exercise price), but if you exchanged your eligible stock options and sold the 1,000 underlying shares subject to the new stock options, you would only realize a pre-tax gain of $10,250 (i.e., 1,000 options multiplied by a $10.25 difference between the $16.00 market price and the $5.75 exercise price).

If you are subject to non-U.S. tax laws, even if you are a resident of the United States, there may be tax, social insurance or other consequences for participating in the Exchange Offer.
     If you are subject to the tax laws of another country, even if you are a resident of the United States, you should be aware that there may be tax, social insurance or other consequences that may apply to you. You should read the Schedules attached to this Offer to Exchange document. The Schedules to this Offer to Exchange document discuss the tax consequences and other issues related to participation in the Exchange Offer for your country of residence. You are encouraged to consult your own tax advisors to discuss these consequences.
If the price of our common stock decreases after the grant date for the new stock options, your new stock options will be underwater.
     As discussed above, if you participate in the Exchange Offer, the exercise price per share for your new stock options will be the closing price of our common stock on the date the new stock options are granted (which is expected to be the next business day after the expiration of the Exchange Offer). However, your participation in the Exchange Offer does not guarantee that the fair market value for a share of our common stock will not decrease below the closing price of our common stock on the new stock option grant date at some point in the future, thereby leaving you with an underwater option.
Risks Related to Our Business and Common Stock
     You should carefully review the risk factors contained in our periodic and other reports filed with the Securities and Exchange Commission (“SEC”), including those in our Annual Report on Form 10-K for the fiscal year ended October 31, 2009, our Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2010 and also the information provided in this Offer to Exchange document and the other materials that we have filed with the SEC, before making a decision on whether to surrender your eligible stock options for exchange. You may access these filings electronically at the SEC’s website at http://www.sec.gov or on our Investor Relations website at http://quiksilverinc.com/investor. In addition, upon request we will provide you with a copy of any or all of the documents to which we have referred you (without charge to you). See Section 16, Additional Information, for more information regarding reports we filed with the SEC and how to obtain copies of or otherwise review these reports.

THE EXCHANGE OFFER
April 19, 2010
Section 1. Eligible Stock Options; Eligible Optionees; Expiration Date
     Upon the terms and subject to the conditions of the Exchange Offer, we are making an offer to eligible optionees to exchange some or all of their eligible stock options (on a grant-by-grant basis) that are properly surrendered in accordance with Section 3, Procedures for Surrendering Eligible Stock Options, and not validly withdrawn pursuant to Section 4, Withdrawal Rights, before the expiration of the Exchange Offer for new stock options with an exercise price equal to the closing price of our common stock on the new stock option grant date (expected to be the next business day after the expiration of the Exchange Offer) as reported by the New York Stock Exchange.
     “Eligible stock options” are those stock options (a) with an exercise price greater than $7.71, which is the higher of the 52-week high trading price of our common stock as reported by the New York Stock Exchange and 150% of the current trading price (each measured from the date immediately preceding the commencement date of the Exchange Offer), and (b) that were granted prior to October 19, 2008. The foregoing exercise price per share threshold will be proportionately adjusted to reflect any stock split, reverse stock split, stock dividend, combination or reclassification of our common stock occurring after the commencement date and before the expiration date of the Exchange Offer. References to dollars (“$”) are to United States dollars.
     You are an “eligible optionee” if you are:
•	A U.S. or international employee or consultant who holds eligible stock options;

•	Employed by or providing services to the Company on the date the Exchange Offer commences and remain employed by or providing services to the Company through the expiration of the Exchange Offer;

•	Eligible to participate in the 2000 Plan; and

•	Not an executive officer or a member of the Board of Directors of the Company.
     Although we intend to include all international employees and consultants, we may exclude otherwise eligible optionees located outside the United States if extending the Exchange Offer in a particular jurisdiction would have tax, regulatory or other implications that are inconsistent with our compensation policies and practices. We reserve the right to withdraw the Exchange Offer in any jurisdiction. If we withdraw the Exchange Offer in a particular jurisdiction, the Exchange Offer will not be made to, nor will surrenders of eligible stock options be accepted from or on behalf of, eligible optionees in that jurisdiction.
     As of April 19, 2010, 4,105,852 shares of our common stock, or approximately 3.2% of the shares of common stock outstanding as of that date, were issuable to eligible optionees upon exercise of outstanding eligible stock options.
     You will not be eligible to surrender eligible stock options or receive new stock options if you cease to be an eligible optionee for any reason prior to the new stock option grant date, including a termination of your employment or services by reason of retirement, disability or death. If you are on an authorized leave of absence and are otherwise an eligible optionee, you will be eligible to surrender eligible stock options for exchange in the Exchange Offer. If you surrender your eligible stock options and they are accepted and cancelled in the Exchange Offer and you are on an authorized leave of absence on the new stock option grant date, you will be entitled to receive new stock options on that date as long as you are otherwise eligible to participate in the 2000 Plan. Leave is considered “authorized” if it was approved in accordance with our policies.

     If you choose to participate in the Exchange Offer and surrender eligible stock options for exchange, and if we accept your surrendered eligible stock options, you will receive new stock options that will have substantially the same terms and conditions as the eligible stock options you surrendered, except that:
•	You will receive a lesser amount of new stock options. The number of new stock options will be determined using an exchange ratio designed to result in a fair value, using standard valuation techniques, of the new stock options being approximately equal to the fair value of the stock options that are surrendered for exchange.

•	The exercise price for the new stock options will be equal to the closing price of Quiksilver common stock on the date the new stock options are granted (expected to be the next business day after the expiration of the Exchange Offer) as reported on the New York Stock Exchange. The Company expects the exercise price for the new stock options to be lower than the exercise price of the stock options that will be surrendered for exchange.

•	Except for new stock options granted to eligible optionees residing in Europe, the new stock options will vest (i) in a single installment 12 months after the new stock option is granted if it is granted in exchange for a vested stock option and (ii) in two equal annual installments beginning 12 months after the new stock option is granted if it is granted in exchange for an unvested stock option, in each case so long as the eligible optionee continues to be employed by or provide services to the Company through such date or dates. For eligible optionees residing in Europe, all new stock options will be subject to cliff vesting on the four-year anniversary of the grant date, so long as the eligible optionee continues to be employed by or provide services to the Company through such date.

•	Unlike other stock options granted by Quiksilver, which generally have ten-year terms, the new stock options will have a term of five years from the new stock option grant date, unless you reside in Europe. If you reside in Europe, your new stock options will have a term of seven years.
     The number of new stock options that you receive will depend on the exercise price(s) of the eligible stock options that you surrender for exchange and the applicable exchange ratios. The exchange ratios for the Exchange Offer are set forth below. Note that the exchange ratios apply to each of your stock option grants separately, which means that the various stock option grants you have received may be subject to different exchange ratios.

If the Per Share Exercise Price of an	The Exchange Ratio Is
Eligible Stock Option Grant Is	(Eligible Stock Options to New Stock Options)
$7.72 to $10.64	1.5-to-1
$10.65 and above	2.0-to-1
     A list of your eligible stock options and the exercise prices of such options is set forth on the Election Form e-mailed or mailed to you along with this Offer to Exchange document.
     The Exchange Offer is scheduled to expire at 5:00 p.m., Pacific Time, on May 17, 2010, unless extended, in our sole discretion. See Section 14, Extension of the Exchange Offer; Termination; Amendment, for a description of our rights to extend, terminate and amend the Exchange Offer.
     Nothing in the Exchange Offer should be construed to confer upon you the right to remain an employee or service provider of Quiksilver or one of our subsidiaries. The terms of your employment or service arrangement with us remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain employed or a service provider until the new stock option grant date or thereafter.
     In deciding whether to tender one or more eligible stock options pursuant to the Exchange Offer, you should know that we continually evaluate and explore strategic opportunities as they arise, including strategic partnerships, capital infusions and the purchase or sale of assets. At any given time, we may be engaged in discussions or negotiations with respect to various corporate transactions. We also grant options, restricted stock, restricted stock units and other equity awards in the ordinary course of business to our current and new employees, including our executive officers. Our employees, including our executive officers, from time to time acquire or dispose of our securities. Subject to the foregoing, and except as otherwise disclosed in this Offer to Exchange document or in our filings with the SEC, we presently have no plans or proposals that relate to or would result in:
          (a) any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;
          (b) any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;
          (c) any material change in our present dividend rate or policy, or our indebtedness or capitalization;
          (d) any change in our present Board of Directors or management, including a change in the number or term of directors to fill any existing board vacancies or to change any executive officer’s material terms of employment;
          (e) any other material change in our corporate structure or business;
          (f) our common stock not being authorized for quotation in an automated quotation system operated by a national securities association;
          (g) our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);
          (h) the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;
          (i) the acquisition by any person of any of our securities or the disposition by any person of any of our securities, other than in the ordinary course or pursuant to existing options or other rights; or
          (j) any change in our certificate of incorporation or bylaws, or any actions which may impede the acquisition of control of us by any person.
     WE DO NOT MAKE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD PARTICIPATE IN THE EXCHANGE OFFER, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION. YOU SHOULD EVALUATE CAREFULLY ALL OF THE INFORMATION IN THIS OFFER TO EXCHANGE DOCUMENT AND YOU ARE ENCOURAGED TO CONSULT YOUR OWN TAX, FINANCIAL AND LEGAL ADVISORS AS YOU DEEM APPROPRIATE. YOU MUST MAKE YOUR OWN DECISION ON WHETHER TO SURRENDER YOUR ELIGIBLE STOCK OPTIONS FOR EXCHANGE.
Section 2. Purpose of the Exchange Offer
     We believe that an effective and competitive incentive program for our employees and consultants is imperative for the success of our business. We rely on our experienced and productive employees and consultants and their efforts to help us achieve our business objectives. At Quiksilver, stock options constitute a key component of our incentive and retention programs because we believe that equity compensation encourages employees and consultants to act like owners of the business, motivating them to work toward our success and rewarding their contributions by allowing them to benefit from increases in the value of our shares.

     Due to the significant decline of our stock price during the last few years, many of our employees and consultants now hold stock options with exercise prices significantly higher than the current market price of our common stock. For example, the closing price of our common stock on the New York Stock Exchange on April 16, 2010 was $5.14, whereas the weighted average exercise price of outstanding eligible stock options was $12.44. As of April 16, 2010, all of the proposed exchange eligible stock options were “underwater” (meaning the exercise prices of the stock options were greater than our then-current stock price). Although we continue to believe that stock options are an important component of our employees’ and consultants’ total compensation, many of these individuals view their existing stock options as having little or no value due to the significant difference between the exercise prices and the current market price of our common stock. As a result, these stock options are ineffective at providing the incentives and retention value that we believe are necessary to motivate and retain our employees and consultants.
     We believe that the Exchange Offer is important for the Company because it will permit us to:
•	Provide renewed incentives to our employees and consultants who participate in the Exchange Offer. We believe the Exchange Offer will enable us to enhance long-term stockholder value by providing greater assurance that we will be able to retain experienced and productive employees and consultants, by improving their morale generally, and by aligning their interests more fully with the interests of our stockholders.

•	Reduce the total number of outstanding stock options relative to our outstanding shares of common stock, or “overhang,” by replacing the eligible stock options with a lesser number of new stock options with a lower exercise price. Stock options with exercise prices significantly higher than our current stock price do not serve the interests of our stockholders, nor do they provide the benefits intended by our equity compensation program. The overhang represented by the new stock options granted pursuant to the Exchange Offer will reflect an appropriate balance between our goals for our equity compensation program and our interest in minimizing our overhang.

•	Recapture value from compensation costs that we already are incurring with respect to outstanding underwater stock options. We believe it is not an efficient use of our resources to recognize compensation expense on stock options that are not perceived by our employees and consultants as providing value. By replacing stock options that have little or no retention or incentive value with stock options that will provide both retention and incentive value while not creating additional compensation expense (other than immaterial expense that might result from fluctuations in our stock price after the exchange ratios are set), we will be making efficient use of our resources.
Section 3. Procedures for Surrendering Eligible Stock Options
     If you are an eligible optionee and you wish to surrender any of your eligible stock options for exchange in the Exchange Offer, you must notify us of your election before the Exchange Offer expires at 5:00 p.m., Pacific Time, on May 17, 2010 (or such later date as may apply if the Exchange Offer is extended). If we extend the Exchange Offer beyond that time, you may surrender your eligible stock options for exchange at any time until the extended expiration date of the Exchange Offer.
     You will be permitted to exchange your eligible stock options for new stock options on a grant-by-grant basis. No partial exchanges of a stock option grant will be permitted. If you elect to exchange an eligible stock option grant, you must exchange the entire outstanding (i.e., unexercised) portion of that eligible stock option grant. If you elect to surrender one eligible stock option grant in the Exchange Offer, you do not need to surrender any other eligible stock options you may hold. If you attempt to exchange a portion but not all of an outstanding eligible stock option grant, your Election Form will be rejected.
     Proper Surrender of Eligible Stock Options. If you are an eligible optionee and you wish to surrender any of your eligible stock options for exchange in the Exchange Offer, you must complete and sign the Election Form e-mailed or mailed to you along with this Offer to Exchange document in accordance with its instructions and mail, fax, e-mail or otherwise deliver it and any other required documentation to us at Quiksilver, Inc., 15202 Graham Street, Huntington Beach, California 92649 (Attn: Franco Trani), facsimile number (714) 889-5685, e-mail address stock.admin@quiksilver.com. We must receive your Election Form in Huntington Beach, California by 5:00 p.m., Pacific Time, on May 17, 2010, unless the Exchange Offer is extended by the Company. Late forms will not be accepted. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Election Form by the deadline.
     With respect to Election Form submissions, except as described in the following two sentences, the Election Form must be signed by the eligible optionee who surrenders the eligible stock options exactly as the eligible optionee’s name appears on the stock option agreement relating to the eligible stock options. If the eligible optionee’s name has been legally changed since the stock option agreement was signed, proof of the legal name change must be submitted with the Election Form. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be identified on the Election Form. You do not need to return your stock option agreement(s) relating to any surrendered eligible stock options, as they will be cancelled automatically if we accept your eligible stock options for exchange.
     We will e-mail or mail (at our election) you confirmation of receipt of your Election Form shortly after it is received. We filed a form of this confirmation with the SEC as an exhibit to the Tender Offer Statement on Schedule TO of which this Offer to Exchange document is a part (“Schedule TO”).
     Your eligible stock options will not be considered surrendered until we receive your properly submitted Election Form. Your properly submitted Election Form must be received before 5:00 p.m., Pacific Time, on May 17, 2010 (or such later date as may apply if the Exchange Offer is extended). If you miss the deadline or submit an Election Form that is not properly completed as of the deadline, you will not be permitted to participate in the Exchange Offer. You are responsible for making sure that the Election Form is properly completed and received by us by the deadline.
     Determination of Validity; Rejection of Eligible Stock Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine all questions as to form of documents and the validity, form, eligibility, time of receipt and acceptance of any surrendered eligible stock options. Neither Quiksilver nor any other person is obligated to give notice of any defects or irregularities in surrenders. No surrender of eligible stock options will be deemed to have been properly made until all defects or irregularities have been cured by the eligible optionee surrendering stock options unless waived by us. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determination of these matters will be final and binding on all parties. This is a one-time offer, and we will strictly enforce the Exchange Offer period, subject only to any extension of the expiration date of the Exchange Offer that we may grant in our sole discretion. Subject to Rule 13e-4 under the Exchange Act, we also reserve the right to waive any of the conditions of the Exchange Offer or any defect or irregularity in any surrender with respect to any particular eligible stock options or any particular eligible optionee; provided that if we grant any such waiver, it will be granted with respect to all eligible optionees.
     Our Acceptance Constitutes an Agreement. Your surrender of eligible stock options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Exchange Offer and will be controlling, absolute and final, subject to your withdrawal rights under Section 4, Withdrawal Rights, and our acceptance of your surrendered eligible stock options in accordance with Section 5, Acceptance of Eligible Stock Options; New Stock Options. Our acceptance for exchange of eligible stock options surrendered by you pursuant to the Exchange Offer will constitute a binding agreement between Quiksilver and you upon the terms and subject to the conditions of the Exchange Offer.
     Subject to our rights to terminate and amend the Exchange Offer in accordance with Section 6, Conditions of the Exchange Offer, we expect to accept and cancel on the day the Exchange Offer expires all properly surrendered eligible stock options that have not been validly withdrawn, and we also expect to grant the new stock options on the next business day following the expiration date of the Exchange Offer. You will receive new stock option agreements governing the terms of the new stock options granted to you, which will be delivered to you as soon as reasonably practicable following the new stock option grant date. If the expiration date of the Exchange Offer is extended, then the cancellation date and the new stock option grant date will be similarly extended.

Section 4. Withdrawal Rights
     If you elect to surrender eligible stock options and later change your mind, you may withdraw your surrendered eligible stock options by submitting a new properly completed and signed Election Form before the Exchange Offer expires. To withdraw your previously submitted election, submit a new Election Form that is marked “No” with respect to the eligible stock options you no longer wish to exchange. We must receive your withdrawal Election Form before the expiration deadline of 5:00 p.m., Pacific Time, on May 17, 2010 (or such later date as may apply if the Exchange Offer is extended). You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your withdrawal election by the deadline.
     Please note that, just as you may not surrender only part of an eligible stock option grant, you may also not withdraw your election with respect to only a portion of an eligible stock option grant. If you elect to withdraw a previously surrendered eligible stock option grant, you must withdraw with respect to the entire eligible stock option grant, but need not withdraw any other eligible stock option grants previously surrendered.
     Your withdrawal Election Form must specify the eligible stock option grants to be withdrawn. With respect to withdrawal Election Forms, except as described in the following two sentences, the Election Form must be signed by the eligible optionee who surrendered the eligible stock options to be withdrawn exactly as such eligible optionee’s name appears on the stock option agreement relating to the eligible stock options. If the eligible optionee’s name has been legally changed since the stock option agreement was signed, proof of the legal name change must be submitted with the withdrawal Election Form. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be identified on the Election Form.
     We will mail you confirmation of receipt of your Election Form withdrawing your election shortly after it is received.
     Your surrendered eligible stock options will not be considered withdrawn until we receive your properly submitted withdrawal Election Form. If you miss the deadline for notifying us of your withdrawal election but remain an eligible optionee, any previously surrendered eligible stock options will be cancelled and exchanged pursuant to the Exchange Offer. You are responsible for making sure that the election to withdraw is properly completed and received by us by the deadline.
     Once you have withdrawn eligible stock options, you may again surrender these stock options for exchange by following the procedures for properly surrendering eligible stock options as described in Section 3, Procedures for Surrendering Eligible Stock Options, prior to the deadline noted above. The last valid Election Form received prior to 5:00 p.m., Pacific Time, on the expiration date of the Exchange Offer shall control.
     Neither Quiksilver nor any other person is obligated to give notice of any defects or irregularities in any notice of withdrawal. No withdrawals will be deemed to have been properly made until all defects or irregularities have been cured by the eligible optionee making the withdrawal election unless waived by us. We will determine all questions as to the form and validity, including time of receipt, of notices of withdrawal.
     Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determinations of these matters will be final and binding.
Section 5. Acceptance of Eligible Stock Options; New Stock Options
     Upon the terms and subject to the conditions of the Exchange Offer, we expect to accept for exchange all eligible stock options properly surrendered and not validly withdrawn by the expiration of the Exchange Offer, which is currently scheduled to expire at 5:00 p.m., Pacific Time, on May 17, 2010. Once we have accepted your surrendered eligible stock options, such options will be cancelled and you will no longer have any rights under the surrendered eligible stock options. We expect to grant the new stock options on the next business day following the expiration date of the Exchange Offer. You will receive new stock option agreement(s) governing the terms of the new stock options granted to you, which we will distribute promptly following the expiration date of the Exchange

Offer. If the expiration date of the Exchange Offer is extended, then the cancellation date and new stock option grant date will be similarly extended.
     If you have surrendered eligible stock options for exchange in the Exchange Offer and your employment or service with us terminates for any reason before the new stock option grant date, you will no longer be eligible to participate in the Exchange Offer, and we will not accept your eligible stock options for exchange. In that case, generally, you may exercise your existing stock options for a limited time after your separation date to the extent they are vested and in accordance with the terms and conditions of your existing stock options.
Section 6. Conditions of the Exchange Offer
     We will not accept any eligible stock options surrendered pursuant to the Exchange Offer, and we may terminate or amend the Exchange Offer or postpone our acceptance of any eligible stock options surrendered pursuant to the Exchange Offer, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after April 19, 2010, and before the expiration of the Exchange Offer, any of the following events have occurred, or have been reasonably determined by us to have occurred, and, in our reasonable judgment in any such case and regardless of the circumstances giving rise thereto, the occurrence of such event or events makes it inadvisable for us to proceed with the Exchange Offer or with our acceptance of the eligible stock options surrendered pursuant to the Exchange Offer:
          (a) There shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal, before any court, authority, agency or tribunal that challenges the making of the Exchange Offer, the cancellation of surrendered eligible stock options and the grant of new stock options pursuant to the Exchange Offer, or otherwise relates in any manner to the Exchange Offer or that, in our reasonable judgment, could materially and adversely affect our business, financial condition, operating results, operations or prospects, or otherwise materially impair in any way the contemplated future conduct of our business or materially impair the contemplated benefits of the Exchange Offer to us;
          (b) There shall have been any action pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Exchange Offer or us, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly;
•	make the cancellation of surrendered eligible stock options and the grant of new stock options in exchange therefor illegal or otherwise restrict or prohibit consummation of the Exchange Offer or otherwise relate in any manner to the Exchange Offer; or

•	materially and adversely affect our business, condition (financial or other), operating results, operations or prospects, or otherwise materially impair in any way the contemplated future conduct of our business or materially impair the contemplated benefits of the Exchange Offer to us;

(c)	There shall have occurred:

•	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

•	a material change in the market price of the shares of our Common Stock that would result in the Exchange Offer no longer having the intended compensatory purpose or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our business, condition (financial or other), operating results, operations or prospects or on the trading in our common stock, or that, in our reasonable judgment, makes it inadvisable to proceed with the Exchange Offer; or

•	any change in either the Dow Jones Industrial Average or the Standard & Poor’s Index of 500 by an amount in excess of 10% measured during any time period after the close of business on April 19, 2010.
          (d) There shall have occurred any change in U.S. generally accepted accounting principles or the application or interpretation thereof that could or would require us for financial reporting purposes to record compensation expenses against our operating results in connection with the Exchange Offer that would be in excess of any compensation expenses that we would be required to record under U.S. generally accepted accounting principles in effect at the time we commence the Exchange Offer;
          (e) There shall have been proposed, announced or made by another person or entity a tender or exchange offer with respect to some or all of our outstanding common stock, or a merger or acquisition proposal for us, or it shall have been publicly disclosed, or we shall have learned that:
•	any person, entity or “group,” within the meaning of Section 13(d)(3) of the Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before April 19, 2010;

•	any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before April 19, 2010 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

•	any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire us or any of our assets or securities;
          (f) There shall have been enacted, enforced or deemed applicable to Quiksilver any rules, regulations or actions by any governmental authority, the New York Stock Exchange or any other regulatory or administrative authority of any national securities exchange that make it inadvisable for us to proceed with the Exchange Offer.
     The conditions of the Exchange Offer are for our benefit. We may assert the conditions in our discretion at any time before the expiration of the Exchange Offer. We may waive them, in whole or in part, at any time and from time to time before the expiration of the Exchange Offer, in our discretion, whether or not we waive any other condition to the Exchange Offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 6 may be challenged by an eligible optionee only in a court of competent jurisdiction. A nonappealable determination with respect to such matter by a court of competent jurisdiction will be final and binding on all persons.
Section 7. Price Range of Our Common Stock
     The eligible stock options give eligible optionees the right to acquire shares of our common stock. None of the eligible stock options are traded on any trading market.

     Our common stock is traded on the New York Stock Exchange under the symbol “ZQK.” The following table shows the quarterly high and low closing sale prices per share of our common stock, as reported by the New York Stock Exchange, during the periods indicated.

	High	Low
Fiscal Year Ending October 31, 2010:
Second Quarter (through April 16, 2010)	$5.79	$2.00
First Quarter	$2.46	$1.65
Fiscal Year Ending October 31, 2009:
Fourth Quarter	$3.03	$1.92
Third Quarter	$3.83	$1.49
Second Quarter	$2.10	$0.91
First Quarter	$3.09	$0.80
Fiscal Year Ending October 31, 2008:
Fourth Quarter	$8.64	$1.77
Third Quarter	$10.21	$7.35
Second Quarter	$10.49	$8.06
First Quarter	$12.78	$7.04
     As of April 16, 2010, the number of stockholders of record of our common stock was approximately 850, and the number of outstanding shares of our common stock was 129,588,398. On April 16, 2010, the closing price of our common stock as reported on the New York Stock Exchange was $5.14 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to surrender your eligible stock options in the Exchange Offer.
     The price of our common stock has been, and in the future may be, volatile and could appreciate or decline from the current market price. The trading price of our common stock has fluctuated in the past and is expected to continue to do so in the future as a result of a number of factors, both within our control and outside our control. In addition, the stock market has experienced extreme price and volume fluctuations, particularly in the current economic climate, that have affected the market prices of many companies and that have often been unrelated or disproportionate to the operating performance of those companies.
     Quiksilver has never paid any cash dividends on its common stock and does not currently anticipate paying a cash dividend in the near future.
Section 8. Source and Amount of Consideration; Terms of New Stock Options
     Consideration. Subject to the terms of the Exchange Offer, the new stock options granted in exchange for the eligible stock options will be issued under the 2000 Plan. As of April 19, 2010, there were outstanding eligible stock options held by 132 eligible optionees to purchase an aggregate of 4,105,852 shares of our common stock with a weighted average exercise price of $12.44 per share, all of which were issued under the 2000 Plan.
     We have designed the Exchange Offer to make the granting of the new stock options approximately accounting expense neutral to Quiksilver. The exchange ratios being used in the Exchange Offer are designed to result in the fair value, using standard valuation techniques, of the new stock options being approximately equal to the fair value of the eligible stock options being surrendered for exchange. The exchange ratios have been established by grouping together eligible stock options with similar exercise prices and assigning an appropriate exchange ratio to each grouping. The exchange ratios used to determine the actual number of new stock options to be granted are based on the fair value of the eligible stock options (calculated using the Black-Scholes model) within the relevant grouping. The calculation of fair value using the Black-Scholes model takes into account many variables, such as the volatility of our stock and the expected term of an option. As a result, the exchange ratios do not necessarily increase as the exercise price of the option increases. Setting the exchange ratios in this manner is intended to result in the issuance of new stock options that have a fair value at the time of exchange approximately equal to the fair value of the surrendered eligible stock options they replace. See Section 1, Eligible Stock Options; Eligible Optionees; Expiration Date, for a table showing the exchange ratios for the Exchange Offer.

     We will not issue any fractional stock options in the Exchange Offer. If, after the exchange of eligible stock options in any particular stock option grant, you would be left with a fractional stock option, we will round such fractional stock option to the nearest whole stock option (greater than or equal to 0.5 is rounded up to the nearest whole stock option and less than 0.5 is rounded down to the nearest whole stock option). Based on this rounding convention, you will not be able to surrender for exchange any otherwise eligible stock option grant that does not have sufficient underlying stock options to result in at least 0.5 new stock options after the exchange (which would be rounded up to one whole new stock option).
     Terms of New Stock Option Grants. If we accept the surrender of your eligible stock options for exchange, then those eligible stock options will, on the expiration of the Exchange Offer, be cancelled and replaced with new stock option grants on the new stock option grant date, which we expect to be the next business day following the expiration of the Exchange Offer. The new stock options, which will be granted under the 2000 Plan, will have a new exercise price per share equal to the closing price per share of our common stock on the new stock option grant date as reported on the New York Stock Exchange. In addition, each new stock option will have a new vesting schedule and a new term. Except for new stock options granted to eligible optionees residing in Europe, the new stock options will vest (i) in a single installment 12 months after the new stock option is granted if it is granted in exchange for a vested stock option and (ii) in two equal annual installments beginning 12 months after the new stock option is granted if it is granted in exchange for an unvested stock option, in each case so long as the eligible optionee continues to be employed by or provide services to the Company through such date or dates. For eligible optionees residing in Europe, all new stock options will be subject to cliff vesting on the four-year anniversary of the grant date, so long as the eligible optionee continues to be employed by or provide services to the Company through such date. The term for new stock options granted to eligible optionees residing in Europe will be seven years from the date of grant and for all other new stock options the term will be five years from the date of grant. Finally, the new stock options will be treated as nonqualified stock options for U.S. tax purposes. The eligible stock options surrendered for exchange will be cancelled. The number of shares of common stock that were subject to the surrendered eligible stock options, up to the number of shares subject to the new stock options issued in the Exchange Offer, will again become available for future awards under the 2000 Plan.
     The total number of shares that may be issued pursuant to the new stock options granted in the Exchange Offer will depend on the rate of participation by eligible optionees. Assuming all eligible stock options that were outstanding as of April 19, 2010 are surrendered in the Exchange Offer, new stock options to purchase 2,259,589 shares would be granted in the exchange.
     The terms and conditions of your eligible stock options are set forth in the option agreement under which they were granted and the 2000 Plan.
     Participation in the Exchange Offer will not create any contractual or other right of the surrendering eligible optionee to receive any future grants of stock options, restricted stock, restricted stock units or other stock-based compensation. The Exchange Offer does not change the “at-will” nature of an eligible optionees employment or service with us or any of our subsidiaries, and an eligible optionees employment or service may be terminated by us, by our subsidiaries or by the optionee at any time, for any reason, with or without cause, subject to the requirements of local law and the terms of any agreement.
     NOTHING IN THE EXCHANGE OFFER SHOULD BE CONSTRUED TO CONFER UPON YOU THE RIGHT TO REMAIN AN EMPLOYEE OR SERVICE PROVIDER OF QUIKSILVER OR ONE OF OUR SUBSIDIARIES. THE TERMS OF YOUR EMPLOYMENT OR SERVICE PROVIDER WITH US REMAIN UNCHANGED. WE CANNOT GUARANTEE OR PROVIDE YOU WITH ANY ASSURANCE THAT YOU WILL NOT BE SUBJECT TO INVOLUNTARY TERMINATION OR THAT YOU WILL OTHERWISE REMAIN EMPLOYED OR A SERVICE PROVIDER UNTIL THE NEW STOCK OPTION GRANT DATE OR THEREAFTER.
     New stock options will be granted under the 2000 Plan. The following is a description of the principal features of the 2000 Plan that apply to stock options granted under the 2000 Plan. The description of the 2000 Plan is subject to, and qualified in its entirety by reference to, the actual provisions of the 2000 Plan. The 2000 Plan has been filed as Exhibit 10.1 to our Current Report on Form 8-K, filed with the SEC on April 1, 2010. Upon request, we will provide you, without charge, with a copy of the 2000 Plan. Please direct your requests to Franco Trani by telephone at (714) 889-7113.
Summary of the 2000 Plan
     The following is a summary of the material terms relating to stock option grants under the 2000 Plan and is qualified in its entirety by reference to the 2000 Plan.
Equity Incentive Programs
     The 2000 Plan consists of four (4) separate equity incentive programs: (i) a Discretionary Option Grant Program; (ii) a Restricted Stock Program; (iii) a Restricted Stock Unit Program; and (iv) a Director Automatic Grant Program. Stock options may only be granted under the Discretionary Option Grant Program and the Director Automatic Grant Program.
     The Compensation Committee of our Board of Directors has the exclusive authority to administer the Discretionary Option Grant, Restricted Stock and Restricted Stock Unit Programs with respect to option grants, stock appreciation rights, restricted stock and restricted stock unit awards (“Equity Awards”) made to executive officers and non-employee Board members and also has the authority to make Equity Awards under those programs to all other eligible individuals.
     However, any Equity Awards made to members of the Compensation Committee, other than pursuant to the Director Automatic Grant Program, must be authorized and approved by a disinterested majority of the Board. Additionally, the Board may at any time appoint a secondary committee of one or more Board members to have separate but concurrent authority with the Compensation Committee to make Equity Awards to individuals other than executive officers and non-employee Board members. Neither the Compensation Committee nor any secondary committee may exercise any administrative discretion under the Director Automatic Grant Program. All Equity Awards under such program are made in strict compliance with the express provisions of that program. The term “plan administrator,” as used in this summary, means the Compensation Committee or any secondary committee appointed by the Board, to the extent such committee is acting within the scope of its administrative jurisdiction under the 2000 Plan.
     Option Grants. Options granted under the 2000 Plan may be either incentive stock options, which satisfy the requirements of Section 422 of the Internal Revenue Code of 1986, as amended, or non-statutory options, which are not intended to meet such requirements.
No Repricing
     The exercise price of outstanding options or stock appreciation rights may not be reset, and new grants or awards may not be made in exchange for the cancellation of outstanding options or stock appreciation rights without stockholder approval.
Registration of Option Shares
     All shares of common stock issuable upon exercise of stock options under the 2000 Plan, including the shares that will be issuable upon exercise of all new stock options, have been registered under the Securities Act of 1933, as amended, on one or more Registration Statements on Form S-8 filed with the SEC.
Shares Available for Award
     A total of 33,744,836 shares of common stock have been reserved for issuance under the 2000 Plan. No participant in the 2000 Plan may receive Equity Awards under the 2000 Plan for more than 800,000 shares of common stock in the aggregate per calendar year.

     Shares subject to any outstanding Equity Award under the 2000 Plan that expire or otherwise terminate prior to the issuance of those shares are available for subsequent awards. Unvested shares issued under the 2000 Plan and subsequently canceled or repurchased by us, at the exercise or purchase price paid per share, pursuant to our repurchase rights under the 2000 Plan, are also available for subsequent awards.
Eligibility
     Employees, non-employee Board members and independent advisors and consultants in our service are eligible to participate in the Discretionary Option Grant Program. Non-employee members of our Board are also eligible to participate in the Director Automatic Grant Program.
Discretionary Option Grant Program
     The plan administrator has complete discretion under the Discretionary Option Grant Program to determine which eligible individuals are to receive Equity Awards under that program, the time or times when those Equity Awards are to be made, the number of shares subject to each such award, the time or times when each Equity Award is to vest and become exercisable, the maximum term for which the Equity Award is to remain outstanding, and the status of any granted option as either an incentive stock option or a non-statutory stock option under federal tax laws.
     Stock Options. Each granted option has an exercise price per share determined by the plan administrator, but in no event may such exercise price be less than the fair market value of our common stock on the grant date. No granted option may have a term in excess of ten years, and the option will generally become exercisable in one or more installments over a specified period of service measured from the grant date. However, options may be structured so that they are immediately exercisable for any or all of the option shares. Any unvested shares acquired under immediately exercisable options are subject to repurchase, at the exercise price paid per share, if the optionee ceases service with us prior to the vesting of those shares.
     Upon cessation of service with us, the optionee has a limited period of time within which to exercise his or her outstanding options for any shares for which those options are vested and exercisable at the time of such cessation of service. The plan administrator has complete discretion to extend the period following the optionee’s cessation of service during which his or her outstanding options may be exercised and/or to accelerate the exercisability or vesting of such options in whole or in part. Such discretion may be exercised at any time while the options remain outstanding, whether before or after the optionee’s actual cessation of service.
     Stock Appreciation Rights. The plan administrator is authorized to issue the following two types of stock appreciation rights in connection with option grants made under the Discretionary Option Grant Program:
•	Tandem stock appreciation rights, which provide the holders with the right to surrender their options for an appreciation distribution from us equal in amount to the excess of (i) the fair market value of the vested shares of common stock subject to the surrendered option over (ii) the aggregate exercise price payable for such shares.

•	Limited stock appreciation rights, which may be granted to our executive officers and non-employee Board members as part of their option grants. Any option with such a limited stock appreciation right may (whether or not the option is at the time exercisable for vested shares) be surrendered to us upon the successful completion of a hostile tender offer for more than fifty percent (50%) of our outstanding voting securities. In return for the surrendered option, the officer will be entitled to a cash distribution from us in an amount per surrendered option share equal to the excess of (a) the tender offer price paid per share over (b) the exercise price payable per share under such option.
     Payments with respect to exercised tandem stock appreciation rights may, at the discretion of the plan administrator, be made in cash or in shares of common stock. All payments with respect to the exercise of limited stock appreciation rights will be made in cash. Upon cessation of service with us, the holder of one or more stock appreciation rights will have a limited period within which to exercise those rights as to any shares as to which those stock appreciation rights are vested and exercisable at the time of such cessation of service. The plan administrator has complete discretion to extend the period following the holder’s cessation of service during which his or her outstanding stock appreciation rights may be exercised and/or to accelerate the exercisability or vesting of such stock appreciation rights in whole or in part. Such discretion may be exercised at any time while the stock appreciation rights remain outstanding, whether before or after the holder’s actual cessation of service.
Director Automatic Grant Program
     Under the Director Automatic Grant Program, non-employee Board members receive a series of automatic grants consisting of stock options and restricted stock over their period of Board service. All grants under the Director Automatic Grant Program are made in strict compliance with the express provisions of such program.
     Grants under the Director Automatic Grant Program are made as follows:
•	Annual Award. On the date of each annual meeting of stockholders, each individual who is to continue to serve as a non-employee Board member is automatically granted an option to purchase 25,000 shares of common stock and awarded 15,000 shares of restricted stock, provided such individual has served as a non-employee Board member for at least six months. There is no limit on the number of such option grants and restricted stock awards that any one non-employee Board member may receive over his or her period of Board service. Non-employee Board members who have previously been in our employ are eligible to receive one or more such annual option grants and restricted stock awards over their period of continued Board service.

•	Initial Award. Each individual upon first becoming a non-employee member of the Board is, on the date he or she commences service as a non-employee Board member, automatically granted an option to purchase 25,000 shares of common stock and awarded 15,000 shares of restricted stock.
     Each option grant under the Director Automatic Grant Program has an exercise price per share equal to the fair market value per share of common stock on the grant date and a maximum term of seven years, subject to earlier termination following optionee’s cessation of service on the Board. Each option is immediately exercisable and fully-vested for all of the option shares. Each option grant held by an optionee upon his or her termination of Board service remains exercisable for up to a twelve (12)-month period following such termination date.
     Acceleration. In the event of a corporate transaction, each outstanding option under the Discretionary Option Grant Program will automatically accelerate in full, unless (i) the option is expressly assumed by the successor corporation or otherwise continued in effect or (ii) the option is replaced with a cash incentive program that preserves the spread existing on the unvested shares subject to such option (which is measured as the excess of the fair market value of those shares over the exercise price in effect for the shares) and provides for subsequent payout of that spread in accordance with the same vesting schedule in effect for those shares.
     The plan administrator has the discretion to structure one or more Equity Awards under the Discretionary Option Grant Program so that those Equity Awards will vest in full either immediately upon a corporate transaction or in the event the individual’s service with us or the successor entity is terminated (actually or constructively) within a designated period following a corporate transaction, whether or not those Equity Awards are to be assumed or otherwise continued in effect. A corporate transaction will be deemed to occur upon (i) the acquisition of us by merger or consolidation approved by our stockholders or (ii) the sale of all or substantially all of our assets and our complete liquidation or dissolution approved by our stockholders.
     The plan administrator also has the discretion to structure one or more Equity Awards under the Discretionary Option Grant Program so that those Equity Awards will immediately vest in connection with a change in control of us or in the event the individual’s service with us is terminated (actually or constructively) within a designated period following a change in control. A change in control will be deemed to occur upon (i) a successful tender offer for more than 50% of our outstanding voting stock or (ii) a change in the majority of our Board of Directors through one or more contested elections for Board membership.

     The plan administrator also has the discretion to structure one or more Equity Awards under the 2000 Plan so that those Equity Awards will immediately vest in connection with the successful completion of a hostile tender offer for more than 50% of our outstanding voting securities or in the event the individual’s service with us is terminated (actually or constructively) within a designated period following the completion of a hostile tender offer. Upon the successful completion of a hostile tender offer, each outstanding option under the Director Automatic Grant Program may be surrendered to us in return for a cash distribution. The amount of the distribution per surrendered option share will be equal to the excess of (i) the fair market value per share at the time the option is surrendered or, if greater, the highest tender offer price paid per share in the hostile tender offer over (ii) the exercise price payable per share under such option.
     Stockholder Rights and Transferability. The holder of an option has no stockholder rights with respect to the shares subject to that option unless and until such person shall have exercised the option and become a holder of record of shares of common stock distributed upon exercise of such award. Incentive options are not assignable or transferable other than by will or the laws of inheritance following the optionee’s death, and during the optionee’s lifetime, may only be exercised by the optionee. However, under the Director Automatic Grant Program and, if provided for by the plan administrator, the Discretionary Option Grant Program, non-statutory options and stock appreciation rights may be transferred or assigned during the holder’s lifetime to one or more members of the holder’s family or to a trust established for the benefit of the holder and/or one or more such family members or to the holder’s former spouse, to the extent such transfer is in connection with the holder’s estate plan or pursuant to a domestic relations order.
     Special Tax Election. The plan administrator may provide any or all holders of non-statutory options (other than the options granted under the Director Automatic Grant Program) with the right to utilize either or both of the following methods to satisfy all or part of the federal and state income and employment withholding taxes to which they may become subject in connection with the exercise of their options:
•	Stock Withholding: The election to have us withhold, from the shares otherwise issuable upon the exercise of such non-statutory option, a portion of those shares with an aggregate fair market value equal to the amount of the minimum withholding taxes required to be withheld by law (using the minimum statutory withholding rates).

•	Stock Delivery: The election to deliver to us certain shares of common stock previously acquired by such holder (other than in connection with such exercise that triggered the withholding taxes) with an aggregate fair market value equal to the amount of the minimum withholding taxes required to be withheld by law (using the minimum statutory withholding rates). The shares of common stock so delivered will not be added to the shares of common stock authorized for issuance under the 2000 Plan.
     Changes in Capitalization. In the event any change is made to the outstanding shares of common stock by reason of any recapitalization, stock dividend, stock split, combination of shares, exchange of shares or other change in corporate structure effected without our receipt of consideration, appropriate adjustments will be made to (i) the maximum number and/or class of securities issuable under the 2000 Plan, (ii) the number and/or class of securities for which any one person may be granted Equity Awards under the 2000 Plan per calendar year, (iii) the number and/or class of securities for which grants are subsequently to be made under the Director Automatic Grant Program to new and continuing non-employee Board members and (iv) the number and/or class of securities and the exercise or base price per share in effect under each outstanding option. All such adjustments will be designed to preclude any dilution or enlargement of benefits under the 2000 Plan or the outstanding Equity Awards thereunder.
     Amendment and Termination. The Board may amend, modify, suspend or terminate the 2000 Plan at any time, subject to stockholder approval pursuant to applicable laws, regulations, or rules of any stock exchange (or over-the-counter market, if applicable) on which the common stock is then listed for trading. No such amendment, modification, suspension or termination may adversely affect the rights and obligations with respect to stock options at the time outstanding under the 2000 Plan unless the optionee consents to such amendment or modification. Unless sooner terminated by the Board, the 2000 Plan will terminate on the earliest of (i) February 5, 2019, (ii) the date on which all shares available for issuance under the 2000 Plan have been issued as fully-vested shares or

(iii) the termination of all outstanding options, unvested restricted stock and restricted stock units in connection with certain changes in control or ownership. Should the 2000 Plan terminate on February 5, 2019, all option grants outstanding at that time shall continue to have force and effect in accordance with the provisions of the documents evidencing such grants, issuances or awards.
     IMPORTANT NOTE. THE STATEMENTS IN THIS OFFER CONCERNING THE 2000 PLAN, AND THE NEW STOCK OPTIONS, ARE MERELY SUMMARIES. THE STATEMENTS ARE SUBJECT TO AND ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO ALL PROVISIONS OF THE 2000 PLAN. PLEASE CONTACT US AT (714) 889-7113, ATTN: FRANCO TRANI, TO RECEIVE A COPY OF THE 2000 PLAN.
Section 9. Information Concerning Us; Financial Information
     Information Concerning Us. Quiksilver, Inc. was incorporated in 1976 and today is the world’s leading outdoor sports lifestyle company, which designs, produces and distributes a diversified mix of branded apparel, footwear, accessories, snowboards and related products. Our apparel and footwear brands represent a casual lifestyle for young-minded people that connect with our boardriding culture and heritage. The reputation of our brands is based on outdoor action sports. Our Quiksilver, Roxy, DC, Lib Tech and Hawk brands are synonymous with the heritage and culture of surfing, skateboarding and snowboarding.
     Our products are sold in over 90 countries in a wide range of distribution, including surf shops, skate shops, snow shops, our proprietary Boardriders Club shops and other company-owned retail stores, other specialty stores and select department stores.
     Financial Information. We have presented below a summary of our consolidated financial data. The following summary consolidated financial data should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto included in our Annual Report on Form 10-K for the fiscal year ended October 31, 2009 and with “Part I Financial Information” of our Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2010, both of which are incorporated herein by reference. The selected consolidated statements of operations data for the fiscal years ended October 31, 2009 and October 31, 2008 and the selected consolidated balance sheet data as of October 31, 2009 and October 31, 2008 are derived from our audited consolidated financial statements that are included in our Annual Report on Form 10-K for the fiscal year ended October 31, 2009. The selected consolidated statements of operations data for the fiscal quarters ended January 31, 2010 and January 31, 2009 and the selected consolidated balance sheet data as of January 31, 2010 are derived from our unaudited condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2010. Our interim results are not necessarily indicative of results for the full fiscal year, and our historical results are not necessarily indicative of the results to be expected in any future period.

Selected Summary Consolidated Statements of Operations and Balance Sheets
(in millions, except per share data):

	Fiscal Year Ended		Three Months Ended	Three Months Ended
	October 31,	October 31,	January 31,	January 31,
	2009	2008	2010	2009
Consolidated Statement of Operations:
Net Revenue	1,978	2,265	433	443
Gross profit	931	1,121	222	207
(Loss) income from continuing operations	(73)	66	(5)	(66)
Net loss	(190)	(226)	(5)	(194)
Net loss attributed to Quiksilver, Inc.	(192)	(226)	(5)	(194)
Net loss per common share
Basic	(1.51)	(1.80)	(0.04)	(1.53)
Diluted	(1.51)	(1.75)	(0.04)	(1.53)
Weighted average shares outstanding
Basic	127	126	128	127
Diluted	127	129	128	127

	Fiscal Year Ended		Three Months Ended
	October 31,	October 31,	January 31,
	2009	2008	2010
Consolidated Balance Sheet:
Total current assets	992	1,366	956
Total assets	1,853	2,170	1,782
Total current liabilities	431	735	427
Total liabilities	1,396	1,570	1,326
Total stockholder’s equity	457	600	456
     Ratio of Earnings to Fixed Charges. The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For the purposes of computing the ratio of earnings to fixed charges, earnings represent income (loss) from continuing operations before provision for income taxes. Fixed charges consist of interest and debt expense, including amortization of debt-related expenses and interest capitalized during the period, as well as the interest portion of rental expense.

	Fiscal Year		Three Months Ended
	Ended	Fiscal Year Ended	January 31,
	October 31, 2009	October 31, 2008	2010
Ratio of earnings to fixed charges	(1)	2.8x	(1)

(1)	Earnings were inadequate to cover fixed charges for the fiscal year ended October 31, 2009 and the three months ended January 31, 2010. For the fiscal year ended October 31, 2009 and the three months ended January 31, 2010, the Company required additional earnings of $4.0 million and $0.9 million, respectively, to achieve a ratio of earnings to fixed charges of 1.0x.
     Book Value Per Share. Our book value per share as of our most recent balance sheet dated January 31, 2010 was $3.54.
     Additional Information. For more information about us, please refer to our Annual Report on Form 10-K for the fiscal year ended October 31, 2009, our Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2010 and our other filings made with the SEC. We recommend that you review the materials that we have filed with the SEC before making a decision on whether or not to surrender your eligible stock options for exchange. We will also provide without charge to you, upon request, a copy of any or all of the documents to which we have referred you. See Section 16, Additional Information, for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review such reports.

Section 10.	Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Securities
     The members of our Board of Directors and our executive officers, and their respective positions and offices as of April 19, 2010, are set forth in the following table (the address of each of the persons set forth below is 15202 Graham Street, Huntington Beach, California 92649):

Name	Positions with Quiksilver
Robert B. McKnight, Jr.	Chief Executive Officer, President and Chairman
Joseph Scirocco	Chief Financial Officer
Charles S. Exon	Chief Administrative Officer, Secretary, General Counsel and Director
Pierre Agnes	President — Quiksilver Europe
Craig Stevenson	President — Americas
Douglas K. Ammerman	Director
William M. Barnum, Jr.	Director
Charles E. Crowe	Director
James G. Ellis	Director
M. Steven Langman	Director
Robert L. Mettler	Director
Paul C. Speaker	Director
Andrew W. Sweet	Director
     As of April 19, 2010, our executive officers and members of our Board of Directors as a group beneficially owned outstanding options to purchase an aggregate of 5,671,500 shares of our common stock under our equity plans, which represented approximately 35.8% of the shares of common stock subject to all options outstanding under such plans as of that date. Our executive officers and members of our Board of Directors are not eligible to participate in the Exchange Offer. The following table shows the holdings of options to purchase our common stock as of April 19, 2010 by each director and each executive officer of Quiksilver.

	Aggregate Number of	Percentage of Total
	Stock Options	Outstanding Stock
Name	Beneficially Owned	Options
Robert B. McKnight, Jr.	2,225,000	14.1%
Joseph Scirocco	620,000	3.9%
Charles S. Exon	918,000	5.8%
Pierre Agnes	781,000	4.9%
Craig Stevenson	595,000	3.8%
Douglas K. Ammerman	127,500	0.8%
William M. Barnum, Jr.	167,500	1.1%
Charles E. Crowe	107,500	0.7%
James G. Ellis	32,500	0.2%
M. Steven Langman	32,500	0.2%
Robert L. Mettler	25,000	0.2%
Paul C. Speaker	7,500	0.0%
Andrew W. Sweet	32,500	0.2%
Certain entities affiliated with Rhône Capital III(1)	65,000	0.4%

(1)	See discussion below regarding these entities and their relationship with Messrs. Langman and Sweet. The address for these entities is 630 Fifth Avenue, 27th Floor, New York, New York 10111.

     On July 31, 2009, we, along with our Quiksilver Americas, Inc. subsidiary, as borrower, entered into a Credit Agreement with Rhône Group L.L.C., as administrative agent, and Romolo Holdings C.V., Triton SPV L.P., Triton Onshore SPV L.P., Triton Offshore SPV L.P. and Triton Coinvestment SPV L.P., as the lenders (the “Lenders”), providing for a senior secured term loan facility to Quiksilver Americas in an aggregate principal amount of $125,000,000 (the “U.S. term facility”). Also on July 31, 2009, we, along with our Mountain & Wave S.à.r.l. subsidiary (“Quiksilver Europe”), as borrower, entered into a Credit Agreement with Rhône Group L.L.C., as administrative agent, and the Lenders, providing for a senior secured term loan facility to Quiksilver Europe in an aggregate principal amount of €20 million (the “European term facility,” together with the U.S. term facility, the “term facilities”).
     In consideration of providing the term facilities we entered into a Warrant and Registration Rights Agreement (the “Warrant Agreement”) with Rhône Capital III L.P. (“Rhône Capital III”) and the Lenders pursuant to which we issued to the Lenders warrants to purchase shares of our common stock exercisable for 25,653,831 shares of common stock. The warrants were fully earned and vested upon issuance. The exercise price of the warrants is $1.86 per share and the warrants are exercisable at any time during their seven-year term by paying the exercise price in cash, pursuant to a “cashless exercise” of the warrant or by a combination thereof.
     Pursuant to the terms of the Warrant Agreement, on July 31, 2009, we increased the number of directors constituting our board of directors by two and filled the newly-created directorships with two directors, M. Steven Langman and Andrew Sweet, nominated by Triton Onshore SPV L.P. and Triton Coinvestment SPV L.P., respectively. Messrs. Langman and Sweet are each members of the board of managers of Rhône Group L.L.C., and hold equity interests in such entity. In addition, Messrs. Langman and Sweet hold limited partnership interests in various investment vehicles which have provided capital to the Lenders and are members of the board of managers of Rhône Capital L.L.C., which together with its affiliates (including Rhône Capital III), indirectly control such investment vehicles as well as the Lenders. Messrs. Langman and Sweet have entered into an agreement by which each of them agreed to receive and hold any options or stock awards granted to them as a member of our board of directors as agent of and on behalf of the Lenders. Each of Messrs. Langman and Sweet hold 20,000 shares of restricted common stock and a currently exercisable option to acquire upon exercise 32,500 shares of common stock.
     Under the terms of the Warrant Agreement, the exercise price and number of common shares issuable upon exercise of the warrants we issued to Rhône Capital III are subject to customary adjustments for certain events. We are required to obtain the consent of Rhône Capital III prior to issuing our common stock (or securities convertible or exchangeable into common stock) at a price per share less than $1.86. To the extent any adjustment to the warrants would result in an issuance of our common stock in excess of 19.99% of the outstanding shares at the time of the issuance of the warrants, the holders would instead be issued upon exercise of the warrants shares of our non-voting Series A Preferred Stock, with the same economic rights (including the right to participate in any change of control) as a share of common stock, other than a fixed dividend rate of 10% per annum, increasing 2% every two quarters up to 18% per annum. Such preferred shares would be automatically converted to common stock upon receipt of approval of our stockholders. The warrants are not transferable (other than to affiliates of Rhône Capital III) and although the common stock issued upon exercise of the warrants is fully transferable (except for any securities law restrictions), the holders agreed not to transfer common stock representing 15% or more of the then outstanding number of shares of our common stock to any one person unless approved by our board of directors.
     Under the Warrant Agreement, the lenders have customary demand and piggyback registration rights with respect to the warrants and the underlying shares. Each initial holder of warrants that continue to hold at least 50% of the warrants (or the shares underlying the warrants) initially issued to such holder has additional subscription rights pursuant to the warrants allowing such initial holder to maintain its proportionate, as-if-converted ownership interest in us, if we make a public or private offering of our common stock for cash, subject to certain exclusions. A copy of the Warrant Agreement is included as an Exhibit to our Schedule TO, of which this Offer of Exchange is a part, filed with the SEC and incorporated herein by reference.
     Except as otherwise described above or elsewhere in the Exchange Offer or in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended October 31, 2009, and other than outstanding stock options and other stock awards granted from time to time to our executive officers and directors under our equity incentive plans, neither we nor, to the best of our knowledge, any of our executive officers or directors is a party to any agreement, arrangement or understanding with respect to any of our securities, including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations. In addition, neither we nor, to the best of our knowledge, any of our executive officers or directors or any affiliates of ours were engaged in transactions involving stock options or our common stock during the 60 days before the commencement of the Exchange Offer, other than (i) an automatic annual grant of 25,000 stock options (with an exercise price of $4.58 per share and immediately vested) and an automatic annual issuance of 15,000 shares of restricted common stock to Douglas K. Ammerman, William M. Barnum, Jr., Charles E. Crowe, James G. Ellis, M. Steven Langman and Andrew W. Sweet (each an independent director) on March 26, 2010, the date of our annual meeting, pursuant to the Director Automatic Grant Program under the 2000 Plan, (ii) a grant of 100,000 stock options (with an exercise price of $3.10 per share and vesting over three years) to Robert B. McKnight, Jr., our President, Chief Executive Officer and Chairman, on March 9, 2010, (iii) an automatic initial grant of 25,000 stock options (with an exercise price of $5.35 per share and immediately vested) and an automatic initial issuance of 15,000 shares of restricted common stock to Robert L. Mettler on April 15, 2010, upon his appointment to our Board of Directors, (iv) the exercise of 20,000 options (with an exercise price of $4.3907 per share) by William M. Barnum, Jr., on April 1, 2010, and (v) the exercise of 240,000 options (with an exercise price of $4.3907 per share) by Mr. McKnight on April 1, 2010 and the simultaneous sale by Mr. McKnight of 225,000 shares of the common stock received on such exercise in a broker’s transaction with an average sale price of $4.82 per share.
     No securities are to be purchased from any executive officer, director or affiliate of Quiksilver pursuant to this offer.

Section 11.	Status of Eligible Stock Options Acquired by Us in the Exchange Offer; Accounting Consequences of the Exchange Offer
     Eligible stock options that we accept for exchange pursuant to the Exchange Offer will be cancelled as of the expiration date of the Exchange Offer, and the number of shares of common stock, up to the number of shares subject to the new stock options issued in the Exchange Offer, will again become available for future awards under the 2000 Plan. As a result of the Exchange Offer, the pool of shares available for the grant of future awards under the 2000 Plan will be unchanged.
     Under ASC 718, “Stock Compensation,” the exchange of options in the Exchange Offer is treated as a modification of the existing stock options for accounting purposes. Accordingly, we will recognize the unamortized compensation cost of the surrendered eligible stock options, as well as the incremental compensation cost of the new stock options granted in the Exchange Offer, ratably over the vesting period of the new stock option grants. The incremental compensation cost will be measured as the excess, if any, of the fair value of each new stock option grant granted to eligible optionees in exchange for surrendered eligible stock options, measured as of the date the new stock options are granted, over the fair value of the surrendered eligible stock options in exchange for the new stock option grants, measured immediately prior to the cancellation. Because the exchange ratios were calculated to result in the fair value of surrendered eligible stock options being approximately equal to the expected fair value of the new stock options replacing them, we do not expect to recognize any significant incremental compensation expense for financial reporting purposes as a result of the Exchange Offer. In the event that any of the new stock options are forfeited prior to their vesting due to termination of service, the incremental compensation cost for the forfeited new stock options will not be recognized; however, we will recognize any unamortized compensation expense from the surrendered eligible stock options that would have been recognized under the original vesting schedule.
     Since these factors cannot be predicted with any certainty at this time and will not be known until the expiration of the Exchange Offer, we cannot predict the exact amount of any incremental compensation expense that may result from the Exchange Offer.

Section 12.	Legal Matters; Regulatory Approvals
     We are not aware of any material pending or threatened legal actions or proceedings relating to the Exchange Offer.

We are not aware of any margin requirements or antitrust laws applicable to the Exchange Offer. We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of eligible stock options and issuance of new stock options as contemplated by the Exchange Offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our new stock options as contemplated in the Exchange Offer. Should any such approval or other action be required, we presently contemplate that we will use commercially reasonable efforts to seek the required approval or take other required action. We cannot assure you that any approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any approval or other action might not result in adverse consequences to our business. Our obligation under the Exchange Offer to accept surrendered eligible stock options for exchange and to issue new stock options would be subject to obtaining any required governmental approval.

Section 13.	Material U.S. Federal Income Tax Consequences
     U.S. Federal Income Tax Consequences. The following is a general summary of the material U.S. federal income tax consequences of participating in the Exchange Offer to Quiksilver and to eligible optionees who are U.S. citizens or residents for U.S. federal income tax purposes. The following summary does not address the consequences of any state, local or foreign tax laws.
     We believe that the exchange of eligible stock options for new stock options pursuant to the Exchange Offer should be treated as a nontaxable exchange for U.S. federal income tax purposes and that neither we nor any of our eligible optionees should recognize any income for U.S. federal income tax purposes upon the surrender of eligible stock options and the grant of new stock options pursuant to the Exchange Offer. However, the Internal Revenue Service is not precluded from adopting a contrary position.
     All new stock options granted pursuant to the Exchange Offer will be nonqualified stock options. Upon exercise of the new stock options, you will recognize compensation taxable as ordinary income equal to the excess, if any, of the fair market value of the purchased shares on the exercise date over the exercise price paid for those shares. Upon disposition of the stock, you generally will recognize capital gain or loss (which will be long- or short-term depending on whether the stock was held for more than 12 months) equal to the difference between (a) the selling price and (b) the sum of the amount paid for the stock, plus any amount recognized as compensation income upon exercise. The holding period for the shares acquired upon exercise of a nonqualified stock option will begin on the day after the date of exercise.
     The grant of new stock options generally will have no U.S. federal income tax consequences to us. However, we generally will be entitled to a business expense deduction upon the exercise of a new stock option equal to the amount of ordinary compensation income attributable to an eligible optionee upon exercise, subject to the limitations imposed by the Internal Revenue Code. We have designed the Exchange Offer in a manner intended to comply with Internal Revenue Code Section 409A.
     We will withhold all required local, state, federal, foreign and other taxes and any other amount required to be withheld by any governmental authority or law with respect to ordinary compensation income recognized in connection with the exercise of a nonqualified stock option by an eligible optionee who has been employed by or providing services to us. We will require any such eligible optionee to make arrangements to satisfy this withholding obligation prior to the delivery or transfer of any shares of our common stock.
     The tax consequences for participating non-U.S. eligible optionees may differ from the U.S. federal income tax consequences summarized above. The Schedules attached to this Offer to Exchange document contain brief discussions of the tax and other consequences and other issues applicable in the foreign countries in which the non-U.S. eligible optionees reside.
     WE ENCOURAGE ALL ELIGIBLE OPTIONEES WHO ARE CONSIDERING EXCHANGING THEIR ELIGIBLE STOCK OPTIONS TO CONSULT WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THE EXCHANGE OFFER.

Section 14.	Extension of the Exchange Offer; Termination; Amendment
     We may, from time to time, extend the period of time during which the Exchange Offer is open and delay accepting any eligible stock options surrendered to us by disseminating notice of the extension to eligible optionees by public announcement, oral or written notice or otherwise as permitted by Rule 13e-4(e)(3) under the Exchange Act. If the Exchange Offer is extended, we will provide appropriate notice of the extension and the new expiration date no later than 6:00 a.m., Pacific Time, on the next business day following the previously scheduled expiration date of the Exchange Offer, and the cancellation date and the new stock option grant date will be similarly extended. For purposes of the Exchange Offer, a “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight Pacific Time.
     We also expressly reserve the right, in our reasonable judgment, prior to the expiration of the Exchange Offer, to terminate or amend the Exchange Offer upon the occurrence of any of the conditions specified in Section 6, Conditions of the Exchange Offer, by disseminating notice of the termination or amendment to eligible optionees by public announcement, oral or written notice or otherwise as permitted by applicable law.
     Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 6, Conditions of the Exchange Offer, has occurred or is deemed by us to have occurred, to amend the Exchange Offer in any respect prior to the expiration date of the Exchange Offer. Any notice of such amendment required pursuant to the Exchange Offer or applicable law will be disseminated promptly to eligible optionees in a manner reasonably designed to inform eligible optionees of such change and will be filed with the SEC as an amendment to the Schedule TO.
     If we materially change the terms of the Exchange Offer or the information concerning the Exchange Offer, or if we waive a material condition of the Exchange Offer, we will extend the Exchange Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. Under these rules, the minimum period during which a tender or exchange offer must remain open following material changes in the terms of or information concerning an exchange offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of the changed terms or information.
     In addition, if we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of such action and, if the Exchange Offer is scheduled to expire within ten business days from the date we notify you, keep the Exchange Offer open for at least ten business days after the date of such notification:
          (a) We increase or decrease the amount of consideration offered for the eligible stock options; or
          (b) We increase or decrease the number of eligible stock options that may be surrendered in the Exchange Offer.

Section 15.	Fees and Expenses
     We will not pay any fees or commissions to any broker, dealer or other person for soliciting the surrender of eligible stock options pursuant to the Exchange Offer. You will be responsible for any expenses incurred by you in connection with your election to participate in the Exchange Offer, including, but not limited to, mailing, faxing and telephone expenses, as well as any expenses associated with any tax, legal or other advisor consulted or retained by you in connection with the Exchange Offer.

Section 16.	Additional Information
     We have filed with the SEC a Schedule TO with respect to the Exchange Offer. This Offer to Exchange document does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to surrender your eligible stock options for exchange:

          (a) Our Annual Report on Form 10-K for our fiscal year ended October 31, 2009, filed with the SEC on January 12, 2010;
          (b) Our Quarterly Report on Form 10-Q for the quarterly period ended January 31, 2010, filed with the SEC on March 12, 2010;
          (c) Our Current Reports on Form 8-K filed with the SEC on December 18, 2009, February 12, 2010 and April 1, 2010;
          (d) Our definitive Proxy Statement for our 2010 annual meeting of stockholders, filed with the SEC on February 12, 2010; and
          (e) The description of our common stock included in our Registration Statements on Form 8-A12B, filed with the SEC on June 15, 1998, including any amendments or reports filed for the purpose of updating such description.
     The SEC file number for our current and periodic reports is 001-14229. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings are available to the public on the SEC’s website at http://www.sec.gov or on our Investor Relations website at http://www.quiksilverinc.com/investor. Other than the information to which we have referred you, information on our website is not part of this document. These filings may also be examined, and copies may be obtained, at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.
     We also provide without charge to each person to whom a copy of this document is delivered, upon request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Franco Trani, or email at stock.admin@quiksilver.com.
     The information relating to Quiksilver in this document should be read together with the information contained in the documents to which we have referred you.

Section 17.	Miscellaneous
     We are not aware of any jurisdiction where the making of the Exchange Offer would not be in compliance with applicable law. If we become aware of any jurisdiction where the making of the Exchange Offer is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after making a good faith effort, we cannot comply with the applicable law, the Exchange Offer will not be made to, nor will surrenders be accepted from or on behalf of, eligible optionees residing in such jurisdiction.
     This Offer to Exchange document and our SEC reports referred to above include forward-looking statements. These forward-looking statements involve risks and uncertainties, including those described in our Annual Report on Form 10-K for the fiscal year ended October 31, 2009, that could cause actual results to differ materially from those expressed in the forward-looking statements. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. While we believe our plans, intentions and expectations reflected in these forward-looking statements are reasonable, these plans, intentions or expectations may not be achieved. WE ENCOURAGE YOU TO REVIEW THE RISK FACTORS CONTAINED IN OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED OCTOBER 31, 2009 BEFORE YOU DECIDE WHETHER TO PARTICIPATE IN THE EXCHANGE OFFER.

     WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY REPRESENTATION ON OUR BEHALF AS TO WHETHER YOU SHOULD EXCHANGE YOUR ELIGIBLE STOCK OPTIONS IN THE EXCHANGE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS OFFER TO EXCHANGE DOCUMENT OR IN THE RELATED DOCUMENTS. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY OTHER INFORMATION, YOU SHOULD NOT RELY ON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.
Quiksilver, Inc.
April 19, 2010

SCHEDULES
A GUIDE TO ISSUES FOR NON-U.S. ELIGIBLE OPTIONEES

SCHEDULE A
A GUIDE TO TAX AND LEGAL ISSUES IN AUSTRALIA
The following is a general summary of the material Australian tax consequences of the voluntary participation in the Exchange Offer and the grant of new options for eligible optionees who are employees subject to tax in Australia. This summary is based on the tax laws in effect in Australia as of April 2010. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible optionees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the new options are granted, you exercise the new options or you sell shares acquired at exercise of the new options.
If you are a citizen or resident of more than one country, or are considered a resident of more than one country, the information contained in this summary may not be applicable to you. If you received your eligible options when you resided in one country but now reside in a different country, you may have a tax obligation in the country of the original grant in connection with the new options received under this Exchange Offer. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Australia apply to your specific situation.
Tax Information
The Australian Government last year implemented a new tax regime which affects shares and rights provided under an employee share schemes. The eligible options were subject to the former law and the new options will be subject to this new regime. There are also various transitional rules that apply due to the change of rules.
Option Exchange
Your voluntary participation in the Exchange Offer and the grant of new options may give rise to taxation. The exchange will be treated as a disposal of the eligible options in exchange for the right to receive new options. Therefore, you may be taxed in relation to both of the following:
     (i) the “cancellation” of the eligible options; and
     (ii) the grant of the right to receive the new options.
The amount and characterization of taxable income will depend on whether you made an election to be taxed in the income year of the grant of the eligible options (an “Election”). The tax treatment of the disposal of the eligible options will also depend on whether the disposal is considered a non-arm’s length transaction (as is assumed below) or not. If, however, the Australian taxation authorities take the view that the disposal is an arm’s length transaction, the tax treatment of the disposal of the eligible options may be different than described below. Please seek appropriate professional advice as to the Australian taxation consequences in such circumstances.
If You Did Not Make an Election on the eligible options
If you did not make an Election to be taxed at grant under the former law, you may be subject to tax on the market value (throughout this summary, “market value” is as defined under Australian tax law) of the eligible options on the cancellation date (i.e., the date on which the eligible options are exchanged) less the consideration paid to acquire the right (if any) at your marginal rate of tax.
The “market value” of the eligible options is either:
     (i) the market value of the shares that may be acquired by exercising the eligible options on the cancellation date less the exercise price, and
     (ii) the value of the eligible options determined in accordance with a statutory formula.

Schedule A-1

as chosen by the employee.
Because the exercise price of the eligible options will exceed the market value of the underlying shares as of the cancellation date, the market value of the eligible options will be determined in accordance with a statutory formula.
The market value under the statutory formula is based on the market value of the underlying shares, the exercise price of the eligible options and the remaining exercise period. In accordance with the statutory formula, the market value of the eligible options will be nil where the market value of the underlying shares on the cancellation date is less than 50% of the exercise price of the eligible options.
If You Made an Election on the eligible options
If you made an Election to be taxed on grant and the eligible options are cancelled, you will be subject to capital gains tax on any capital gain. Your capital gain will be calculated as the difference between the market value of the eligible options at the time of the cancellation and the market value of the eligible options at the time of the grant. If, at the time of the cancellation of the eligible options, you have held the eligible options for at least one year prior to the cancellation date, you will be subject to capital gains tax on only 50% of your capital gain. If you have not held the eligible options for at least one year, you will be subject to capital gains tax on the entire capital gain.
If the market value of the eligible options at the time of cancellation is less than the market value of the eligible options at the time of grant, you will be entitled to claim a capital loss in this amount. Capital losses are available to offset current year or future year capital gains. A capital loss cannot be used to offset other income (including salary and wage income).
Grant of New Options
For Australian tax purposes, the grant of the new options will constitute the acquisition of an ESS Interest. Income tax on the value of this ESS Interest will be deferred until a deferred taxing point occurs. You cannot elect to be taxed upfront in the income year in which the options are granted.
The income tax liability will be deferred until the earliest occurrence of any of the following deferred taxing points:
     (i) when you dispose of the new stock options (other than by exercising them or through a takeover or restructuring that qualifies for rollover relief) or shares acquired from the exercise of the options;
     (ii) where the options are subject to disposal restrictions and forfeiture conditions, when the last restriction and condition ceases to have effect;
     (iii) termination of your employment, unless the termination occurs because the Group is the subject of a qualifying takeover or restructure (the “Group” consists of the Company and its subsidiaries);
     (iv) 7 years after the grant of the new option.
     (v) where there are no disposal restrictions or forfeiture conditions on the options but there are such restrictions and conditions on any shares that would be acquired from the exercise of the options, when the last restriction and condition ceases to have effect.
Income Tax Implications at the Time of a Deferred Taxing Point Occurring
The amount which you must include in your assessable income for the income year in which the deferred taxing point occurs in relation to the new options will be:
     (i) if you dispose of the new stock options or the acquired shares in an arm’s length transaction at the deferred taxing point or within 30 days after the deferred taxing point — the amount or value of any consideration received for the disposal of your new stock options (or the shares acquired upon exercise of your new stock options)

Schedule A-2

less the exercise price (if the new options have been exercised) and the amount or value of any consideration paid or given by you to acquire the new options; or
     (ii) in any other case — the market value (as defined above) of the new stock option (or the shares acquired as a result of exercising the new option) at the deferred taxing point less the consideration paid or given to acquire the new stock option (reduced by the exercise price of the new stock option, if the new stock option has been exercised).
If you lose the benefit of the new stock option before you are able to exercise the new stock option (e.g., you cease working for the Company before you exercise the new stock option), you may be treated as having never acquired the new stock option. In that case, no amount needs to be included in your assessable income in relation to the acquisition of the new stock option. If necessary, you may amend your tax return to exclude an amount previously included in your assessable income in relation to the acquisition of the new stock option.
Exercise of New Stock Options
Under current law, when you exercise the new stock options, you may be subject to income tax as described above depending on the ongoing existence of restrictions and considerations.
Sale of Shares
As noted above, if you dispose of the shares at the deferred taxing point or within 30 days of the relevant deferred taxing point then you will be subject to tax under the employee share scheme rules.
However, if you sell or otherwise dispose of the shares acquired at exercise of the new stock options other than in an arm’s length transaction at the deferred taxing point or within 30 days of the relevant deferred taxing point, you will be subject to the capital gains tax provisions.
The assessable capital gain will be:
     (i) where you have held the shares for less than one year — the difference between the sale price and the cost base of the shares; or
     (ii) where you have held the shares for at least one year — 50% of the difference between the sale price and the cost base of the shares (subject to you first applying any prior year or current year capital losses against the full capital gain).
Your cost base of the shares will be the amount included in your assessable income at the relevant deferred taxing point plus the exercise price.
Withholding and Reporting
The rules require your employing entity to provide certain information to the Australian Taxation Office (ATO) on an annual basis regarding the employee share schemes operated by the Company. This information will allow the ATO to match the information supplied by the Company to information contained in your personal income tax return.
The information the Company must supply may include your name, address, Tax File Number (TFN), the number of options granted to you and the market value of the options at the time a deferred taxing point occurs.
The Company is also required to provide certain information to you.
If you have not already provided the Company with your TFN, you will be asked to quote your TFN in relation to the plan. The present rules now impose withholding tax if the employer provides discounted options to an employee who has not quoted their tax file number to their employer by the end of the income year in which the taxing point

Schedule A-3

occurs. Please note it is not compulsory for you to quote your tax file number to the Company in respect of the grant of options.
Other Information
Exchange Control Information
Exchange control reporting is required for cash transactions exceeding AUD $10,000 and international fund transfers. The bank involved with the transfer of funds will report the transaction.
Securities Laws in Australia
The offer in this document and accompanying documents is only being extended to the person named in the letter accompanying this Schedule and does not otherwise constitute an offer of, or invitation to apply for, securities to any other person in Australia or elsewhere. You have received this offer because you are a participant in the 2000 Plan. The Exchange Offer is not an offer under a prospectus, product disclosure statement or other disclosure document and any securities issued under the Exchange Offer will be issued without disclosure to investors under Chapter 6D and Part 7.9 of the Corporations Act. Amongst other things, this means that securities issued under the Exchange Offer and any securities into which such securities are convertible or exchangeable may not be offered or transferred in Australia without a prospectus, product disclosure statement or other disclosure document which is lodged with the Australian Securities and Investments Commission, unless an exception in the Corporations Act applies, for example, an offer or transfer to professional or sophisticated investors. Such on-sale restrictions will also apply to any offer or transfer by the transferee. In addition to other disclaimers in respect of the documents sent to you on the Exchange Offer, please note that these documents do not take into account your investment objectives, financial situation or particular needs (for example, financial and taxation issues).

Schedule A-4

SCHEDULE B
GUIDE TO TAX AND LEGAL ISSUES IN CANADA
The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of new options pursuant to the Exchange Offer for eligible optionees subject to income tax in Canada on their employment income. This summary is based on the federal tax laws in effect in Canada as of April 2010. We have not obtained a tax ruling or other confirmation from the tax authorities in Canada with regard to this information, and it is possible that the tax authorities may take a different position. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible optionees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the new options are granted, you exercise the new options, or you sell shares of common stock acquired at exercise of the new options.
If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. In addition, if you received the eligible options when you resided in or were otherwise subject to tax in another country (the “original grant country”), but you now reside in or are otherwise subject to tax in a different country (the “new country”), you may be subject to tax in connection with the new options granted pursuant to the Exchange Offer in the original grant country, as well as in the new country. Accordingly, you are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.
Tax Information
Please note that this summary addresses only Canadian federal tax law. There may also be tax consequences of the Exchange Offer under provincial tax laws. You are strongly advised to consult your personal tax advisor to confirm the tax consequences of the Exchange Offer to you under applicable Canadian federal and provincial law.
Option Exchange
The tax treatment as a result of the exchange of eligible options for the grant of the new options is uncertain. It is possible that the Canada Revenue Agency (the “CRA”) will treat the exchange as: (i) a tax-neutral exchange of options; (ii) a taxable exchange of options; or (iii) two separate transactions (i.e., a tender of eligible options for cancellation, followed by a grant of new options), whereby the tender is viewed as a disposition for no consideration and no taxable income arises, but no definitive guidance has been issued in this regard. For the purposes of this summary, however, we assume that the transactions will be treated as described above in (iii), although we cannot guarantee this result.
Grant of New Options
Assuming the tax authorities treat the exchange as described in (iii) above, you will not be subject to tax when the new options are granted to you.
Exercise of New Options
When you exercise the new options, you will recognize employment income equal to, and be subject to Canada Pension Plan (“CPP”) contributions (to the extent you have not exceeded the applicable CPP contribution ceiling) on, the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price. Provided the exercise price under the option is at least equal to the fair market value of the shares at the time the option agreement is made, the shares meet certain requirements under the Income Tax Act (Canada) and you deal at arm’s length with the Company and its subsidiaries you will be able to deduct one-half of the spread in calculating the tax payable with respect to the exercise of your options (i.e., you are able to permanently exclude one-half of the spread from the taxable amount). We currently expect that this deduction will apply with respect to the new options.

Schedule B-1

Sale of Shares
When you sell the shares acquired upon exercise of the new options, you will be subject to tax with respect to any capital gain realized (assuming you hold the shares as capital property). The taxable amount of the capital gain will be one-half of the difference between the sale price less any brokerage fees related to the disposal of the shares and the adjusted cost basis of the shares (in the most straightforward case, the fair market value of the shares on the date of acquisition upon exercise). Income tax will be assessed on the taxable capital gain at your marginal income tax rate.
If you own other shares of the Company which you have acquired from the exercise of other options or outside of the 2000 Plan, you may need to average the acquisition cost of some or all of your shares to determine the adjusted cost base. In order to preserve the cost basis of shares sold in a cashless exercise, you must specifically identify any such shares in your annual tax return. You are strongly encouraged to consult with your personal legal, financial and/or tax advisor(s) in any of these situations.
One-half of any loss arising on the sale of the shares (including any brokerage fees) may be deducted from any taxable capital gain for the year, the previous three taxation years, or any subsequent year.
Withholding and Reporting
Your employer is required to withhold income tax and CPP contributions (to the extent you have not exceeded the applicable CPP contribution ceiling) when you exercise the new options. Your employer is also required to report the income recognized at exercise, including the full amount of the spread.
You are responsible for paying any difference between your actual tax liability and the amount withheld by your employer at exercise. You are also responsible for reporting and paying any tax resulting from the sale of your shares.
Other Information
Canadian Securities Laws
Employees wishing to sell shares acquired on the exercise of options must do so through the facilities of the New York Stock Exchange.

Schedule B-2

SCHEDULE C
GUIDE TO TAX AND LEGAL ISSUES IN FRANCE
The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of new options pursuant to the Exchange Offer for eligible optionees subject to tax in France. This summary is based on the tax laws in effect in France as of April 2010. We have not obtained a tax ruling or other confirmation from the tax or social security authorities in France with regard to this information, and it is possible that the tax or social security authorities may take a different position. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible optionees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the new options are granted, you exercise the new options, or you sell shares of common stock acquired at exercise of the new options.
If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. In addition, if you received the eligible options when you resided in or were otherwise subject to tax in another country (the “original grant country”), but you now reside in or are otherwise subject to tax in a different country (the “new country”), you may be subject to tax in connection with the new options granted pursuant to the Exchange Offer in the original grant country, as well as in the new country. Accordingly, you are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.
Tax Information
Option Exchange
You will not be subject to personal income tax or social security contributions as a result of the exchange of eligible options for the grant of the new options.
Grant of New Options
You will not be subject to personal income tax or social security contributions when the new options are granted to you.
Exercise of New Options
You will not be subject to personal income tax or social security contributions when you exercise the new options granted to you.
Sale of Shares
You will not be subject to tax on any gain you realize when you sell shares acquired pursuant to the new options if your total proceeds from the sale of securities (for you and your household) during the relevant calendar year does not exceed a threshold exemption amount (€25,730 for 2009).
If your total proceeds from the sale of securities (for you and your household) during the relevant calendar year exceed the threshold exemption amount, you must pay (i) tax and social contributions (currently at a combined rate comprised between 32.6% and 54.6%1) on the difference (the “spread”) between the value of the share at exercise

[1]	The applicable combined rate is generally 44.6%, including 30% on account of income taxes, 12.1% for social taxes and 2.5% additional special contribution (known as “contribution salariale”). The imposition rate increases to 54.6% (40% + 12.1% + 2.5%) if and to the extent the gain exceeds €152,500 during the relevant calendar year. However, the imposition rate decreases to 32.6% (18% + 12.1% + 2.5%) if the shares obtained upon exercise are not sold immediately, but kept for a period of at least two years counting from the later of the exercise date and the fourth anniversary of the grant. You may also elect to treat the gain as regular salary.

Schedule C-1

and the exercise price paid upon exercise of the new options and (ii) capital gains tax and social contributions (currently at a combined rate of 30.1%, unless your shares are held through a company savings plan (plan d’épargne d’entreprise)) on any gain you realize above the spread (that is, the portion of the sale price in excess of the value upon vesting).
If your proceeds from the sale of your shares are less than the value of the shares at exercise, you will realize a capital loss. Provided the above-mentioned capital gains threshold is exceeded, such capital loss can be offset against the spread and/or capital gains of the same nature realized by you and your household during the year in the same year and/or during the ten years following. A capital loss cannot be offset against other types of income (such as salary income).
Wealth Tax
Shares acquired pursuant to the new options are included in your personal estate and must be declared to the tax authorities if the total amount of your taxable personal estate (including you and your household) exceeds a certain amount (€790,000 for 2009), as valued on January 1. You are advised to review the application rules for the valuation of the shares you acquire pursuant to the new options.
Withholding and Reporting
Your employer is not required to report or withhold personal income tax at the exercise of the new options. However, your employer may be required to withhold social security contributions resulting from the exercise of the new options. It is your responsibility to pay any taxes or additional social security contributions resulting from the exercise of the new options and the sale of your shares.
Finally, you must declare any cash or stock account held abroad when filing your personal income tax return.

Schedule C-2

SCHEDULE D
GUIDE TO TAX AND LEGAL ISSUES IN GERMANY
The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of new options pursuant to the Exchange Offer for eligible optionees subject to tax in Germany. This summary is based on the tax laws in effect in Germany as of April 2010. We have not obtained a tax ruling or other confirmation from the tax authorities in Germany with regard to this information, and it is possible that the tax authorities may take a different position. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible optionees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the new options are granted, you exercise the new options, or you sell shares of common stock acquired at exercise of the new options.
If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. In addition, if you received the eligible options when you resided in or were otherwise subject to tax in another country (the “original grant country”), but you now reside in or are otherwise subject to tax in a different country (the “new country”), you may be subject to tax in connection with the new options granted pursuant to the Exchange Offer in the original grant country, as well as in the new country. Accordingly, you are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.
Tax Information
Option Exchange
You will not be subject to tax as a result of the exchange of eligible options for the grant of the new options.
Grant of New Options
You will not be subject to tax when the new options are granted to you.
Exercise of New Options
When you exercise the new options, you will be subject to income tax and social insurance contributions (to the extent you have not exceeded the applicable contribution ceiling) on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price. You will also be subject to the solidarity surcharge and, if applicable, church tax on your income tax liability.
Please note that a deduction of €360 per calendar year might be available pursuant to Section 3, no. 39 of the German Income Tax Act (Einkommensteuergesetz) as the income results from the acquisition of shares in your employer’s parent company. However, in a circular dated December 8, 2009 (DStR 2009, 2674) the German tax authorities take the view that stock options as such do not qualify under the above provision of law. Please consult your personal tax advisor to determine whether this deduction may apply at exercise of the new options.
Additionally, if the new options are earned over a period of more than one year, the spread may be subject to the “one-fifth rule” (the “Fünftelungsregelung”). The one-fifth rule generally is applicable if you receive income in a certain calendar year, but the income has not been earned in that calendar year only. If the one-fifth rule is applicable to the spread, the taxable amount would be calculated as the difference between (a) the marginal tax on the income without the spread and (b) the marginal tax on the income plus one-fifth of the spread, times five. The application of the one-fifth rule may result in a favorable tax treatment for some employees. However, the one-fifth rule has no benefit if you are subject to tax at the maximum marginal income tax rate on your base salary (before taking into account your income from the new stock options). You may claim the benefit of the one-fifth rule, even if your employer does not withhold at this rate. As this rule is complex, you should consult with your personal tax advisor to determine if you are eligible.

Schedule D-1

Sale of Shares
When you sell shares acquired at exercise of the new options, you will be subject to capital gains tax at a flat rate (currently 26.375%) (including the 5.5% solidarity surcharge) and, if applicable, church tax, provided that you do not own 1% or more of the Company’s stated capital (and have not owned 1% or more at any time in the last five years) and the shares are not held as business assets (Betriebsvermögen). Please note that you may elect to be taxed at your marginal rate if the flat rate exceeds your marginal tax rate. The income (taxable amount) will be the difference between the sale proceeds and the fair market value of the shares at exercise.
Withholding and Reporting
Your employer is required to withhold and report income tax and social insurance contributions (to the extent you have not exceeded the applicable contribution ceiling) when you exercise the new options. You are responsible for including any benefits realized under the 2000 Plan in your annual tax return and for paying any difference between your actual tax liability and the amount withheld. You are also responsible for reporting and paying any tax resulting from the subsequent sale of your shares.

Schedule D-2

SCHEDULE E
GUIDE TO TAX AND LEGAL ISSUES IN HONG KONG
The following is a general summary of the tax consequences of the voluntary cancellation of eligible options in exchange for the grant of new options pursuant to the Exchange Offer for eligible optionees subject to tax in Hong Kong. This summary is based on the tax laws in effect in Hong Kong as of April 2010. We have not obtained a tax ruling or other confirmation from the tax authorities in Hong Kong with regard to this information, and it is possible that the tax authorities may take a different position. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the new options are granted, you exercise the new options, or you sell shares of common stock acquired at exercise of the new options. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible optionees. Therefore, we recommend that you consult with your own tax adviser to determine the consequences of taking or not taking any action concerning your rights under the Exchange Offer, and to determine how the tax or other laws in Hong Kong apply to your specific situation.
If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. In addition, if you received the eligible options when you resided in or were otherwise subject to tax in another country (the “original grant country”), but you now reside in or are otherwise subject to tax in a different country (the “new country”), you may be subject to tax in connection with the new options granted pursuant to the Exchange Offer in the original grant country, as well as in the new country. Accordingly, you are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation
Tax Information
Option Exchange
You will not be subject to tax as a result of the exchange of eligible options for the grant of new options, although there is no clear guidance from the Inland Revenue Department of Hong Kong.
Grant of New Options
You will not be subject to tax when the new options are granted to you.
Exercise of New Options
When you exercise the new options, you will be subject to income tax on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price. You will not be subject to Mandatory Provident Fund contributions on the spread at exercise, as it is not considered “relevant income” for the purposes of your obligations under the Mandatory Provident Fund Schemes Ordinance.
Sale of Shares
When you sell the shares acquired at exercise of the new options, you will not be subject to capital gains tax.
Withholding and Reporting
Your employer is not required to withhold tax when you exercise the replacement options, but is required to report the income to the Inland Revenue Department of Hong Kong. It is your responsibility to report the income on your annual tax return and pay any income taxes resulting from the exercise of the new options.

Schedule E-1

Securities Law Notice:
WARNING: This Offer to Exchange document, the Exchange Offer, the new stock options and any shares issued at exercise of the new stock options do not constitute a public offering of securities under Hong Kong law and are available only to eligible optionees. The Exchange Offer and the 2000 Plan have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong, nor have the documents been reviewed by any regulatory authority in Hong Kong. If you are in doubt about any of the contents of the Exchange Offer or the 2000 Plan, you should obtain independent professional advice.
Acknowledgment:
The participant acknowledges and agrees that any and all options issued pursuant to the Exchange Offer and shares issued upon exercise of the new stock options are issued to the participant for his/her own account and not with a view to all or any of those options or shares being offered for sale to the public. By accepting the options and shares, the participant acknowledges and agrees that he/she is bound by the provisions of the Exchange Offer and that any subsequent sale or transfer of the options or shares must be undertaken in accordance with all applicable laws and regulations and that no documentation issued by Quiksilver, Inc. to the participant in respect of the options and shares may be disseminated or disclosed to any person at any time.

Schedule E-2

SCHEDULE F
GUIDE TO TAX AND LEGAL ISSUES IN JAPAN
The following is a general summary of the material tax consequences of the voluntary cancellation of eligible stock options in exchange for the grant of new options pursuant to the Exchange Offer for eligible optionees subject to tax in Japan. This summary is based on the tax laws in effect in Japan as of April 2010. We have not obtained a tax ruling or other confirmation from the tax authorities in Japan with regard to this information, and it is possible that the tax authorities may take a different position. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible optionees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the new options are granted, you exercise the new options, or you sell shares of common stock acquired at exercise of the new options.
If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. In addition, if you received the eligible options when you resided in or were otherwise subject to tax in another country (the “original grant country”), but you now reside in or are otherwise subject to tax in a different country (the “new country”), you may be subject to tax in connection with the new options granted pursuant to the Exchange Offer in the original grant country, as well as in the new country. Accordingly, you are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.
Tax Information
Option Exchange
Although the tax treatment of the Exchange Offer is unclear under Japanese law, you likely will not be subject to tax as a result of the exchange of eligible options for the grant of the new options. We recommend you consult your personal tax advisor regarding the potential tax consequences of participation in the Exchange Offer.
Grant of New Options
You likely will not be subject to tax when the new options are granted to you.
Exercise of New Options
When you exercise the new options, you will be subject to income tax on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price. The spread will be characterized as remuneration income and will be taxed at your marginal income tax rate. You likely will not be subject to social insurance contributions on the spread when you exercise the new options.
Sale of Shares
When you sell the shares acquired at exercise of the new options, you will be subject to capital gains tax on the difference between the sale price and the fair market value of the shares at exercise. You may be eligible for a reduced tax rate depending on the circumstances of the sale. Please consult with your personal tax advisor regarding whether you will be eligible for a reduced tax rate.
Withholding and Reporting
Your employer is not required to withhold or report taxes when you exercise the new options. You are responsible for filing a personal tax return and reporting and paying any taxes resulting from this Exchange Offer, the exercise of the new options and the sale of shares.

Schedule F-1

SCHEDULE G
GUIDE TO TAX AND LEGAL ISSUES IN SPAIN
The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of new options pursuant to the Exchange Offer for eligible optionees subject to tax in Spain. This summary is based on the tax laws in effect in Spain as of April 2010. We have not obtained a tax ruling or other confirmation from the tax authorities in Spain with regard to this information, and it is possible that the tax authorities may take a different position. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible optionees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the new options are granted, you exercise the new options, or you sell shares of common stock acquired at exercise of the new options.
If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. In addition, if you received the eligible options when you resided in or were otherwise subject to tax in another country (the “original grant country”), but you now reside in or are otherwise subject to tax in a different country (the “new country”), you may be subject to tax in connection with the new options granted pursuant to the Exchange Offer in the original grant country, as well as in the new country. Accordingly, you are strongly advised to seek appropriate professional advice as to how the tax or other laws in Spain apply to your specific situation.
Tax Information
Option Exchange
You will not be subject to tax as a result of the exchange of eligible options for the grant of the new options, although there is no clear guidance set forth in the in the Personal Income Tax Act or other tax regulations.
Grant of New Options
You will not be subject to tax when the new options are granted to you.
Exercise of New Options
When you exercise the new options, you will be subject to income tax on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price at your progressive rate. The spread will likely be considered compensation in-kind subject to payment on account and you will be charged with the payment on account. Social insurance contributions will be due on the taxable amount, unless the applicable wage ceiling has already been met.
Notwithstanding the above, the first €12,000 of compensation in-kind recognized at exercise in a 12-month period will not be taxable provided that the following conditions are met: (1) the transferred shares are stock of your employer or another company in the employer’s group (this requirement should be met); (2) the offer is carried out in compliance with the general compensation policy of the employer or the employer’s group and it contributes to the participation of the employees in the employing company (this requirement should also be met); (3) you hold the shares acquired at exercise for at least three years after exercise; and (4) you or your close relatives do not own more than 5% of Quicksilver, Inc. capital. If you sell your shares prior to the expiration of the three-year period, the €12,000 exempt compensation in-kind will be taxable to you. In the event of a sale within three years, it will be your responsibility to file a supplemental tax return for the tax year in which the option was exercised. Please consult your personal tax advisor to determine whether this exemption may be applicable to your circumstances.

Schedule G-1

Sale of Shares
When you sell the shares acquired at exercise of the new options, you will be subject to capital gains tax (currently a flat rate of 19% applies for the first €6,000 of savings income, a 21% flat rate being applied on the excess) on any gain realized on the difference between the sale proceeds and the acquisition cost. The acquisition cost likely will be considered the exercise price plus the gross amount recognized as compensation in-kind and subject to tax at exercise.
Withholding and Reporting
Your employer is required to report the exercise of the new options. As indicated above, the spread at exercise will be considered compensation in-kind subject to payment on account, and your employer will charge the payment on account to you. You will be entitled to deduct the payment on account and obtain a tax credit from your income tax obligation. Additionally, your employer is required to withhold applicable social insurance contributions when you exercise the new options. You are responsible for reporting and paying any tax resulting from the sale of your shares.

Schedule G-2

SCHEDULE H
A GUIDE TO TAX AND LEGAL ISSUES IN SWITZERLAND
The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of new options pursuant to the Exchange Offer for eligible optionees subject to tax in Switzerland. This summary is based on the tax laws in effect in Switzerland as of April 2010. We have not obtained a tax ruling or other confirmation from the tax authorities in Switzerland with regard to this information, and it is possible that the tax authorities may take a different position. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible optionees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the new options are granted, you exercise the new options, or you sell shares of common stock acquired at exercise of the new options.
If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. In addition, if you received the eligible options when you resided in or were otherwise subject to tax in another country (the “original grant country”), but you now reside in or are otherwise subject to tax in a different country (the “new country”), you may be subject to tax in connection with the new options granted pursuant to the Exchange Offer in the original grant country, as well as in the new country. Accordingly, you are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation
Tax Information
Option Exchange
You likely will not be subject to tax as a result of the exchange of eligible stock options for the new stock options.
Grant of New Options
You will not be subject to tax when the new stock options are granted to you.
Exercise of New Options
You will be subject to income tax (including federal, cantonal and municipal tax) and social insurance contributions (to the extent you have not exceeded the applicable contribution ceiling) when you exercise the new stock options using the exercise and sell (cashless) method. The taxable amount will be the difference (or spread) between the fair market value of the shares at the time of exercise and the stock option exercise price (also known as the grant price), multiplied by the number of stock options exercised.
If you move from your canton of residence (be it to another canton or if you leave Switzerland) before you exercise the new stock options, you may (i) be subject to an exit tax or (ii) remain subject to taxation at exercise on a pro rata basis (in which case, in some cantons, your Swiss employer is required to withhold, pay and report income tax on the taxable event (i.e. exercise)), depending on the applicable cantonal tax legislation. Please consult your personal tax advisor regarding any exit or source tax that may apply if you are moving from your canton of residence.
Any shares issued to you upon exercise of the new stock options will become part of your net wealth, which is subject to the net wealth tax levied at the cantonal and municipal levels.
Sale of Shares
When you subsequently sell the shares acquired at the time of exercise, you will not be subject to capital gains tax, provided the shares are held as private assets (meaning that you are not considered a professional securities dealer for Swiss tax purposes and the shares were not purchased and/or held as a business asset).

Schedule H-1

Withholding and Reporting
If you are subject to ordinary tax assessment (e.g., if you are a Swiss national or a foreign employee holding a “C” residence permit), your employer is not required to withhold income tax on the taxable event (i.e., likely exercise) but is required to withhold social insurance contributions (to the extent you have not exceeded the applicable contribution ceiling). Your employer will report the grant and exercise of the new stock options on the annual certificate of salary (Lohnausweis) issued to you as of the end of the calendar year during which the new stock options are granted or exercised. You are responsible for attaching the certificate of salary to your income and wealth tax return and for paying any tax resulting from the new stock options. In addition, you must declare the new stock options and the shares acquired at exercise in the statement on bank accounts and securities (Wertschriftenverzeichnis) that you are required to file with your income and wealth tax return.
If you are subject to income taxation at source (e.g., if you are a foreign employee holding a “B” permit or a cross-border employee), your employer is required to withhold, pay and report income tax and social insurance contributions (to the extent you have not exceeded the applicable contribution ceiling) on the taxable event (i.e., exercise). Depending on the amount of your annual income in Switzerland, you may be required to file a tax return and pay additional tax (or receive a refund) when the tax administration computes the exact amount of tax due.
Securities Law Notice
The Exchange Offer is considered a private offering in Switzerland and is, therefore, not subject to registration in Switzerland.

Schedule H-2

SCHEDULE I
A GUIDE TO TAX AND LEGAL ISSUES IN THE UNITED KINGDOM
The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of new options pursuant to the Exchange Offer for eligible optionees subject to tax in the United Kingdom. This summary is based on the tax laws in effect in the United Kingdom as of 6 April 2010. We have not obtained a tax ruling or other confirmation from the tax authorities in the United Kingdom with regard to this information, and it is possible that the tax authorities may take a different position. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible optionees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the new options are granted, you exercise the new options, or you sell shares of common stock acquired at exercise of the new options.
If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, or if you are not treated as resident, ordinarily resident and domiciled in the United Kingdom, the information contained in this summary may not be applicable to you. In addition, if you received the eligible options when you resided in or were otherwise subject to tax in another country (the “original grant country”), but you now reside in or are otherwise subject to tax in a different country (the “new country”), you may be subject to tax in connection with the new options granted pursuant to the Exchange Offer in the original grant country, as well as in the new country. Accordingly, you are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.
Tax Information
Option Exchange
You likely will not be subject to tax as a result of the exchange of eligible options for the grant of the new options.
Note that if you elect to exchange your eligible options for the grant of the new options, the new options will be subject to your agreement to pay the employer’s portion of National Insurance Contributions (“NICs”) on the income at exercise of the new options. Your eligible options were not subject to an agreement that you would pay the employer NICs and you are strongly advised to consult with your personal tax advisor regarding the tax consequences of voluntary participation in the Exchange Offer and the payment of employer NICs by you.
Grant of New Options
You will not be subject to tax when the new options are granted to you.
Exercise of New Options
When you exercise the new options, you will be subject to income tax and employee NICs on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price. As the new options are subject to your agreement to pay the employer’s portion of NICs, if you elect to participate in the Exchange Offer you will also be liable for paying the employer’s portion of NICs on the spread when you exercise the new options. Your employer will calculate the income tax and NICs due on exercise of the new options and account for these amounts to Her Majesty’s Revenue and Customs (“HMRC”).
If, for any reason, your employer is unable to withhold the income tax from you under the Pay As You Earn (“PAYE”) system or otherwise recover the income tax from you by another method permitted in your option agreement within 90 days after the exercise, release, assignment or cancellation of the new option received under the Exchange Offer (the “Taxable Event”), then if the amount of such income tax is not paid by you to your employer within 90 days of the Taxable Event, the amount of any uncollected income tax may constitute a benefit to you on which additional income tax and NICs may be payable.

Schedule I-1

Sale of Shares
When you subsequently sell the shares acquired at exercise of the new options, you will be subject to capital gains tax (currently at a flat rate of 18%) on any gain realized on the difference between the sale proceeds and the fair market value of the shares on the date of exercise. Capital gains tax is only payable on gains from all sources in any tax year to the extent that those gains exceed your annual personal exemption (currently £10,100).
Furthermore, if you acquire other shares in the Company, you must take into account the share identification rules in calculating your capital gains liability. Please consult your personal tax advisor to determine how share identification rules apply in your particular situation.
Withholding and Reporting
Your employer is required to withhold and account for income tax and employee NICs, as described above. Your employer is also required to account for employer NICs (which, pursuant to the agreement referred to above will be paid by you). On your employer’s annual tax, NIC and share plan returns, your employer is also required to report to HMRC the details of the Exchange Offer, the grant of the new options, the exercise of the new options, other related income and any related income tax and NICs. You are responsible for reporting the exercise of the new options and for reporting and paying any tax resulting from the sale of shares.

Schedule I-2